UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CLEVELAND-CLIFFS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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June 15, 2007

To the Shareholders of

CLEVELAND-CLIFFS INC

Our Annual Meeting of Shareholders will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Friday, July 27, 2007 at 10:00 A.M. (Cleveland time).

At the annual meeting, shareholders will act upon the election of Directors and proposals to adopt the 2007 Incentive Equity Plan, adopt a new Executive Management Performance Incentive Plan and to ratify the appointment of Deloitte & Touche LLP as independent auditors. An explanation of each of these matters is contained in the attached proxy statement and accompanying proxy card, first being mailed or otherwise distributed to shareholders on or about June 15, 2007.

The Board of Directors and management believe that the proposed actions are in the best interests of your Cleveland-Cliffs. We urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented whether or not you expect to be present at the annual meeting. In addition, record shareholders have the opportunity to appoint proxies to vote their shares through the Internet or via toll-free telephone if they wish. Instructions for appointing proxies through the Internet or by telephone are contained on your proxy card. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

We look forward to meeting with you at the annual meeting.

Sincerely,

Joseph A. Carrabba

Chairman, President and

Chief Executive Officer

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

Cleveland-Cliffs Inc 1100 Superior Avenue East Suite 1500 Cleveland, Ohio 44114-2544 216.694.5700 PH 216.694.4800 FAX

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 15, 2007

Dear Shareholder:

Our Annual Meeting of Shareholders will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Friday, July 27, 2007 at 10:00 A.M. (Cleveland time) for the purpose of considering and acting upon the following:

1.	A proposal to elect ten Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	A proposal to adopt the 2007 Incentive Equity Plan;

3.	A proposal to adopt a new Executive Management Performance Incentive Plan;

4.	A proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors to examine our consolidated financial statements for the 2007 fiscal year; and

5.	Such other matters as may properly come before the annual meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business on June 15, 2007 are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

Very truly yours,

George W. Hawk, Jr.

General Counsel and Secretary

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

Cleveland-Cliffs Inc 1100 Superior Avenue East Suite 1500 Cleveland, Ohio 44114-2544 216.694.5700 PH 216.694.4800 FAX

PROXY STATEMENT

June 15, 2007

SOLICITATION, USE AND REVOCATION OF PROXIES

The accompanying proxy is solicited by our Board of Directors for use at the Annual Meeting of Shareholders to be held on July 27, 2007 and any adjournments or postponements thereof. Any proxy may be revoked by a later proxy, by written notice to our Secretary or in open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

As of June 7, 2007, the record date for the determination of persons entitled to vote at the annual meeting, there were 41,020,105 of our common shares, par value $.25 per share, and 172,260 shares of our 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock with no par value, which we refer to as preferred shares, outstanding. Each common share and each preferred share is entitled to one vote. In connection with the election of Directors, the proposed adoption of the 2007 Incentive Equity Plan, which we refer to as the 2007 Incentive Plan, the proposed adoption of a new Executive Management Performance Incentive Plan, which we refer to as the EMPI Plan, and the ratification of the appointment of Deloitte & Touche LLP as independent auditors, holders of common shares and preferred shares vote together as one class. This proxy statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about June 15, 2007.

ELECTION OF DIRECTORS

(Proposal No. 1)

It is intended that proxies received will be voted, unless contrary instructions are given, to elect the ten nominees named in the following table to serve until the next annual meeting and until their successors shall be elected.

Should any nominee decline or be unable to accept such nomination to serve as a Director, an event which we do not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with our Regulations.

We do not have a formal policy regarding director attendance at the annual meeting, however, all Directors and nominees have been invited to attend the annual meeting. Due to the unusual timing of this year’s annual meeting, we are anticipating that most of our Directors will be unable to attend. Nine Directors currently standing for re-election and two retired Directors attended the annual meeting in 2006.

Cleveland-Cliffs Inc 1100 Superior Avenue East Suite 1500 Cleveland, Ohio 44114-2544 216.694.5700 PH 216.694.4800 FAX

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Based upon information received from the respective Directors and nominees as of June 7, 2007, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and Employment During Past Five Years	First Became Director
RONALD C. CAMBRE, 68, Former Chairman of the Board of Newmont Mining Corporation, an international mining company, from January 1995 through December 2001. Mr. Cambre served as Chief Executive Officer of Newmont Mining Corporation, from November 1993 to December 2000. Mr. Cambre is a Director of W. R. Grace & Co. and McDermott International, Inc.	1996

JOSEPH A. CARRABBA, 54, Chairman, President and Chief Executive Officer since May 8, 2007. Mr. Carrabba served as our President and Chief Executive Officer from September 2006 through May 8, 2007 and as our President and Chief Operating Officer from May 2005 to September 2006. Mr. Carrabba previously served as President and Chief Operating Officer of Diavik Diamond Mines, Inc. from April 2003 to May 2005 and General Manager of Weipa Bauxite Operation of Comalco Aluminum from March 2000 to April 2003, both subsidiaries of Rio Tinto plc. Mr. Carrabba is a Director of Newmont Mining Corporation.	2006

SUSAN M. CUNNINGHAM, 51, Senior Vice President of Exploration and Corporate Reserves of Noble Energy Inc., an international oil and gas exploration and production company, since October 2005. Ms. Cunningham served as Senior Vice President of Exploration of Noble Energy Inc. since 2001.	2005

BARRY J. ELDRIDGE, 61, Former Managing Director and Chief Executive Officer of Portman Limited, an international iron ore mining company in Australia, from October 2002 through April 2005. Mr. Eldridge served as Managing Director and Chief Executive Officer of Griffin Coal, a mining operation and division of Griffin Energy Pty Ltd in Western Australia, from January 2001 through September 2002. Mr. Eldridge was previously with North Limited, a major metal mining and natural resources operation in Western Australia, serving as Director—Major Projects from 1998 through 2002. Mr. Eldridge is a Deputy Chairman and Audit Committee Member of Mundo Minerals Pty. Ltd. and Chairman of Vulcan Resources Ltd., both of which are listed on the Australian Stock Exchange.

2005

SUSAN M. GREEN, 47, Former Montgomery County, Maryland Council Aide from December 2002 to August 2005. Ms. Green served as Associate Deputy Secretary with the U.S. Department of Labor from January 2000 to January 2001. The Board of Directors has nominated Ms. Green for election as a Director. Ms. Green was proposed as a nominee for the Board of Directors by the United Steelworkers, pursuant to the terms of our 2004 labor agreement.	—

JAMES D. IRELAND III, 57, Managing Director since January 1993 of Capital One Partners, Inc., a private equity investment firm, which through an affiliate, serves as the General Partner of Early Stage Partners L.P., a venture capital investment partnership. Mr. Ireland is a Director of OurPets Co.	1986

FRANCIS R. McALLISTER, 64, Chairman and Chief Executive Officer of Stillwater Mining Company, a palladium and platinum producer, since February 12, 2001. Mr. McAllister is a Director of Stillwater Mining Company.	1996

Name, Age and Principal Occupation and Employment During Past Five Years	First Became Director
ROGER PHILLIPS, 67, Former President and Chief Executive Officer of IPSCO Inc., a North American steel producing company, from February 1982 through January 2002. Mr. Phillips is a Director of Canadian Pacific Railway Limited, Imperial Oil Limited and Toronto Dominion Bank.	2002

RICHARD K. RIEDERER, 63, Chief Executive Officer of RKR Asset Management, a consulting organization since June 2006. Mr. Riederer served as Chief Executive Officer (from January 1996) and President (from January 1995) of Weirton Steel Corporation, a steel producing company, through February 2001. Mr. Riederer is a Director of First American Funds, Chairman and Director of Idea Foundry, and serves on the Board of Trustees of Franciscan University of Steubenville.	2002

ALAN SCHWARTZ, 67, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987.	1991

Mr. Brinzo, who retired from Cleveland-Cliffs effective September 1, 2006, and Mr. Gunning, Chairman and Vice Chairman, respectively, retired as Directors effective May 8, 2007. Mr. Gunning also retired as an officer June 1, 2007. Both retirements had been expected.

The Board of Directors recommends a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of the current non-management Directors standing for re-election, including each of the current members of the Audit Committee, the Board Affairs Committee and the Compensation and Organization Committee, has no material relationship with Cleveland-Cliffs (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cleveland-Cliffs) and is independent within our director independence standards, which reflect exactly the New York Stock Exchange, or NYSE, director independence standards (which are included as Annex A and incorporated herein by reference) as currently in effect and as they may be changed from time to time. John S. Brinzo and David H. Gunning did not meet the aforementioned independence standards because they were Chairman, and Chief Executive Officer, and Vice Chairman, respectively. Mr. Brinzo retired on September 1, 2006, and Mr. Gunning retired on June 1, 2007. Mr. Carrabba is Chairman, President and Chief Executive Officer and is not independent.

Susan M. Green, if elected to the Board of Directors, will also be an independent Director pursuant to the NYSE director independence standards. Ms. Green was proposed as a nominee for the Board of Directors by the United Steelworkers, or USW, pursuant to the terms of our 2004 labor agreement. Although Ms. Green was proposed by the USW, the Board of Directors has determined that she does not have any material relationships with the USW and will be, if elected, an independent director.

Since January 1, 2006, there have been no transactions between Cleveland-Cliffs and any of our independent Directors or Ms. Green, other than compensation for service as a director as disclosed below.

BOARD OF DIRECTORS AND BOARD COMMITTEES

The members of and nominees for the Board of Directors have diversified professional experience in general management, steel manufacturing, mining, finance, labor, law, education, natural resource reserve exploration, and other fields. There is no family relationship among any of our nominees and executive officers. Nine of the ten nominees have no present or former employment relationship with Cleveland-Cliffs. The average age of the nominees currently serving on the Board is 62, ranging from 51 to 68. The average service of the nominees currently serving on the Board is eight years, ranging from less than one year to 21 years.

Corporate Governance Guidelines. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cleveland-cliffs.com and also available upon request at GeneralCounsel@cleveland-cliffs.com, (800) 214-0739 or (216) 694-5459. During 2006, seven meetings of the Board of Directors were held, and 21 meetings of all Board Committees were held. Our independent Directors held seven meetings in executive session without the presence of Messrs. Brinzo, Carrabba and Gunning in 2006. Mr. McAllister has served as Lead Director since May 2004. He chaired all of the executive session meetings in 2006. Directors also discharge their responsibilities by review of reports to Directors, visits to our facilities, correspondence with the Chairman, President and Chief Executive Officer, or CEO, and telephone conferences with the CEO and Directors regarding matters of interest and concern to Cleveland-Cliffs. The Directors have Audit, Board Affairs, Compensation and Organization, Finance and Strategic Advisory Committees as well as Ad Hoc committees when needed. All committees regularly report their activities, actions, and recommendations to the Board. All Directors attended at least 83 percent of the meetings, while one Director attended 94 percent of the meetings, and six Directors attended 100 percent of the aggregate total of meetings of the Board of Directors. No Director attended less than 75 percent the Board Committees of which they were members during 2006.

On March 13, 2007, the Board of Directors amended the Corporate Governance Guidelines to, among other things, add a director resignation policy that would require each incumbent Director and each nominee nominated for re-election to the Board to submit, prior to the mailing of our proxy statement, a contingent letter of resignation. If the Director did not receive a majority of the votes cast in an uncontested election and the Board of Directors determines to accept the resignation, the contingent letter of resignation would become effective. This director resignation policy would not apply in contested elections.

Audit Committee. The Audit Committee, consisting of Messrs. Riederer (chairman), Eldridge, Ireland, and Ms. Cunningham, reviews with our management, the internal auditors and the independent auditors, the adequacy and effectiveness of our system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves our assertions related to internal controls prior to public distribution; reviews any significant changes in our accounting principles or financial reporting practices; reviews, approves and retains the services performed by our independent auditors; has the authority and responsibility to evaluate independent auditors; discusses with the auditors their independence and considers the compatibility of non-audit services with such independence; annually selects and retains our independent auditors to examine our financial statements; approves management’s appointment, termination, or replacement of the Chief Internal Auditor; and conducts a legal compliance review. Pursuant to the rules of the Securities and Exchange Commission, or SEC, the members of the Audit Committee are independent, as that term is defined in the NYSE listing standards attached as Annex A. The Board of Directors identified Messrs. Riederer and Ireland as audit committee financial experts (as defined in Item 407(d)(5)(ii) of Regulation S-K). No member of the Audit Committee serves on the audit committees of more than three public companies. The Audit Committee held six meetings during 2006. The charter of the Audit Committee is available at http://www.cleveland-cliffs.com and is also available upon request at GeneralCounsel@cleveland-cliffs.com, (800) 214-0739 or (216) 694-5459.

Board Affairs Committee. The Board Affairs Committee, consisting of Messrs. Cambre (chairman), McAllister, Phillips, and Schwartz administers our compensation plans for Directors; monitors the Board governance process and provides counsel to the CEO on Board governance and other matters;

recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Board Affairs Committee held three meetings during 2006. The charter of the Board Affairs Committee is available at http://www.cleveland-cliffs.com and is also available upon request at GeneralCounsel@cleveland-cliffs.com, (800) 214-0739 or (216) 694-5459.

As noted above, the Board Affairs Committee is involved in determining compensation for our Directors. The Board Affairs Committee administers our equity incentive plans with respect our Directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity based plans for Directors. The Board Affairs Committee periodically reviews Director compensation in relation to comparable companies and other relevant factors. Any change in Director compensation must be approved by the Board of Directors. Other than in their capacities as a Director, no executive officers participate in setting Director compensation. From time to time, the Board Affairs Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding Director compensation at comparable companies.

Compensation and Organization Committee. The Compensation and Organization Committee, which we refer to as the Compensation Committee, consists of Messrs. McAllister (chairman), Ireland, Phillips, and Riederer. The Compensation Committee recommends to the Board of Directors the election and compensation of officers; administers our compensation plans for officers; reviews organization and management development; evaluates the performance of the CEO and the other named executives; and obtains the advice of outside experts with regard to compensation matters. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, in the case of non-officers, to the CEO or the Senior Vice President Human Resources.

The Compensation Committee obtains the analysis and advice of Mercer Human Resource Consulting, or Mercer, to assist with the performance of its duties under its charter. Mercer is retained directly by the Compensation Committee and has helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, Mercer advises and assists the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation programs;

•	in designing compensation programs that fulfill those objective and goals;

•	regarding the external and internal equity of our executive officers’ total compensation and the primary components of that compensation;

•	in evaluating the effectiveness of our compensation programs;

•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation program;

•	in selecting performance peers and setting performance targets used to evaluate performance for incentive compensation plans; and

•	in identifying comparable companies and compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

The Compensation Committee makes all decisions regarding the CEO’s compensation after consulting with Mercer in executive session where no management employees are present. For the other executive officers, the CEO is asked by the Compensation Committee to conduct and present an assessment in partnership with the Senior Vice President of Human Resources on the achievement of specific goals established for those officers and on the performance of our Company taking into account external market forces and considerations. While the CEO and Senior Vice President Human Resources attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of the executive officers. For additional information regarding the operation of the Compensation, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 14 of this proxy statement. The Compensation Committee held eight meetings during 2006. The charter of the Compensation and Organization Committee is available at http://www.cleveland-cliffs.com and is also available upon request at GeneralCounsel@cleveland-cliffs.com, (800) 214-0739 or (216) 694-5459.

Finance Committee. The Finance Committee, consisting of Messrs. Schwartz (chairman), Cambre, Eldridge, and Ms. Cunningham, reviews our financial condition, financial policies, investment plans and benefit funds management. The Finance Committee recommends dividend and other actions to the Board of Directors. The Finance Committee held three meetings during 2006.

Strategic Advisory Committee. The Strategic Advisory Committee, or SAC Committee, consisting of Messrs. Ireland (chairman), Cambre, and McAllister, reviews corporate strategy and related issues. The SAC Committee held no meetings in 2006.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Board Affairs Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Board Affairs Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Affairs Committee should include (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (ii) an indication of the nominee’s consent to serve as a director if elected, and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Director Qualifications

In evaluating director nominees, the Board Affairs Committee considers such factors as it deems appropriate, consistent with the our Corporate Governance Guidelines, the Board Affairs Committee Charter and other criteria established by the Board of Directors. The Board Affairs Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Board Affairs Committee has not reduced the qualifications for service on our Board of Directors to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, we seek, consistent with the vacancies existing on our Board of Directors at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to the Board of Directors and any committees thereof. In addition, the Board Affairs Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Board of Directors.

The Board Affairs Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (i) whether the Board Affairs Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board of Directors, (ii) whether the current composition of the Board of Directors is consistent with the criteria described in our Corporate Governance Guidelines, (iii) whether the candidate submitted possesses the qualifications that are generally the basis for selection of candidates to the Board of Directors, and (iv) whether the candidate would be considered independent under the rules of the NYSE as set forth in Annex A and our standards with respect to director independence. Final approval of any candidate will be determined by the full Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board Affairs Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Affairs Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee considers various potential candidates for director. Candidates may come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Affairs Committee considers properly submitted nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Affairs Committee at its next regularly scheduled meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present. The chair of the Compensation Committee has been designated as our lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation Committee, or with our non-management directors as a group or with the Board of Directors, by writing to the Lead Director at Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attn: Lead Director. The Board of Directors’ independent directors have approved the process for determining which communications are forwarded to various members of the Board of Directors.

BUSINESS ETHICS POLICY

We have adopted a Code of Business Conduct and Ethics that applies to all of our Directors, officers and employees. The Code of Business Conduct and Ethics is available upon request at (800) 214-0739 or (216) 694-5459. It is also available on our website at http://www.cleveland-cliffs.com, or upon request at GeneralCounsel@cleveland-cliffs.com. We intend to post amendments to or waivers from our Code of Business Conduct (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website.

DIRECTORS’ COMPENSATION

Directors who are not our employees receive an annual retainer fee of $32,500 and an annual equity award of $32,500. Board meeting fees and Committee meeting fees are $1,500 and $1,000, respectively. The Lead Director annual retainer fee is $10,000. Annual committee chair retainers are as follows: Audit Committee, $10,000, and Board Affairs, Finance, and Compensation Committees $5,000. Employee Directors receive no compensation for their service as Directors.

The Nonemployee Directors’ Compensation Plan (as Amended and Restated as of January 1, 2005), which we refer to as the Directors’ Plan, implements the annual equity grant program referenced above. Directors who are under age 69 on the date of the annual meeting receive an automatic annual grant of $32,500 worth of restricted shares with a three-year vesting requirement. Nonemployee Directors who are 69 years of age or older on the date of the annual meeting receive an automatic annual grant of $32,500 worth of common shares (with no restrictions).

The Directors’ Plan also provides that a Director should own by the end of a four-year period either (i) 4,000 or more common shares or (ii) common shares having a market value of at least $100,000, in accordance with the current Director Share Ownership Guidelines. If a nonemployee Director meets these guidelines in December of each year, the Director may elect to receive all or a portion of his or her annual retainer of $32,500 for the following year in cash. If the Director does not meet these guidelines, the Director is required to receive an equivalent value of $15,000 in common shares until he or she meets one of the two guidelines. Nonemployee Directors may elect to receive up to 100% of their retainer and other fees in common shares. In addition, the Directors’ Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or common shares. Beginning with the 2006 annual equity award, nonemployee Directors may elect to receive deferred shares in lieu of their annual equity award of restricted common shares or common shares. A Director may also elect that all cash dividends with respect to such restricted shares be deferred and reinvested in additional common shares during the restriction period of such restricted shares. Those additional common shares are subject to the same restrictions as the underlying award. Cash dividends not subject to the restriction described above will be paid to the Director without restriction.

Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in either the Retirement Plan for Non-Employee Directors adopted in 1984, which we refer to as the 1984 Plan, or the Nonemployee Directors Supplemental Compensation Plan established in 1995, which we refer to as the 1995 Plan. The 1984 Plan provides that a nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer currently paid to nonemployee Directors. Under the 1995 Plan, a nonemployee Director elected on or after July 1, 1995, with at least five years of service, receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director’s service. Under either plan, in the event of a “change in control” causing the Director’s retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 are not eligible to participate in either plan.

On January 14, 2003, the Board of Directors adopted respective amendments to both plans to provide for a voluntary immediate lump sum cash-out election of the present value of the accrued pension and deferred benefits to all nonemployee Directors participating under both plans. Under the terms of both plans, as amended, the lump-sum benefit was payable to the participants on June 30, 2003. Of the 14 participants, three elected not to participate in the lump sum benefit. The aggregate value for participants electing a payout was approximately $2.3 million. The payout election by the 11 participants means those participants have no further opportunity for a pension adjustment under either plan for future changes in our annual retainer. Mr. Ireland is the only current Director eligible for a retirement benefit, which will be paid from the 1984 Plan.

We have trust agreements with KeyBank National Association relating to the Directors’ Plan, the 1984 Plan and the 1995 Plan, in order to establish arrangements for the funding and payment of our obligations under such plans.

Director Compensation Table

The following table, supported by the accompanying footnotes and narrative, sets forth for fiscal year 2006 all compensation earned by the individuals who served as our nonemployee Directors at any time during 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
R. C. Cambre	51,500	16,538	—	68,038
R. Cucuz(4)	23,750	23,292	—	47,042
S. M. Cunningham	51,000	14,271	—	65,271
B. J. Eldridge	47,000	16,216	—	63,216
J. D. Ireland III	58,000	16,538	580	75,118
F. R. McAllister	69,000	16,538	—	85,538
R. Phillips	53,000	26,862	—	79,862
R. K. Riederer	68,000	26,862	—	94,862
A. Schwartz	56,000	16,538	—	72,538

(1)	The amounts listed in this column reflect the cash dollar value of all earnings in 2006 for quarterly Board and Chairman retainers and meeting fees on the date earned, whether received in required retainer shares, voluntary shares, or cash, or a combination thereof.

A nonemployee Director may voluntarily elect to receive up to 100 percent of his or her annual retainer, Chairman retainer, and meeting fees in common shares. Messrs. Cambre, Eldridge, and Schwartz have met the Director Share Ownership Guidelines and have continued an election to receive a portion of their retainers and/or fees in common shares. Of the annual amount listed, Messrs. Cambre, Eldridge, and Schwartz have elected to receive $32,500, $30,123, and $15,000 respectively, in common shares. Ms. Cunningham had not met the guidelines as of December 1, 2005 and received $15,000 in common shares during 2006.

As discussed above, the Directors’ Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and Chairman retainers and meeting fees, whether payable in cash or common shares in the Nonemployee Directors’ Deferred Compensation Plan, which we refer to as the Directors Deferred Plan. In 2006, Mr. Riederer deferred $15,000 in retainer fees converted to common shares and Mr. Ireland deferred $15,000 in cash pursuant to the Directors Deferred Plan.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), Accounting for Stock-Based Compensation, or SFAS 123R, of awards of restricted shares and includes amounts from awards granted in and prior to 2006. (See footnote 11 to our 2006 consolidated financial statements in Item 8 of our 2006 Annual Report on Form 10-K) In 2006, an automatic annual equity grant of 654 restricted shares having a grant date fair market value of $49.69 per share was made to each of the nonemployee Directors listed above, except for Mr. Cucuz who was not a director at the time of the May 9, 2006 grant. Mr. Riederer elected to receive deferred shares in lieu of restricted shares.

As of December 31, 2006, the aggregate number of restricted shares subject to forfeiture held by each Nonemployee Director were as follows: Mr. Cambre—1,520; Ms. Cunningham—1,218; Mr. Eldridge—1,490; Mr. Ireland—1,520; Mr. McAllister—1,536; Mr. Phillips—9,520; Mr. Riederer—9,049; and Mr. Schwartz—1,520.

As of December 31, 2006, the aggregate number of unvested deferred shares credited to Mr. Riederer under the Directors’ Plan was 659.9124 shares.

(3)	Mr. Ireland is the only independent Director eligible for retirement benefits under the 1984 Plan.
(4)	Mr. Cucuz retired from the Board of Directors in May 2006. In connection with his retirement, the Board Affairs Committee recommended to the full Board to accelerate the vesting of 866 restricted shares granted to Mr. Cucuz in July 2005. The additional value of his award resulting from such acceleration in accordance with SFAS 123R ($13,975) is included in the value shown in the table under “Stock Awards.” The actual market value received upon accelerated vesting of the restricted shares was $43,128.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

The following table sets forth the amount and percent of common shares that, as of June 7, 2007 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director (excluding Mr. Carrabba and retired Directors Messrs. Brinzo and Gunning), by each nominee for Director, by our Chief Executive Officer or CEO, Chief Financial Officer, or CFO, and the other three most highly compensated executive officers as named in the Summary Compensation Table below, which we refer to as the named executive officers, by such persons and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding common shares. No Directors, executive officers, or officers hold any preferred shares or outstanding stock options as of June 7, 2007.

	Amount and Nature of “Beneficial Ownership”(1)
Directors and Nominees (excluding those who are also Named Executive Officers)	Beneficial Ownership	Investment Power			Voting Power			Percent of Class(2)
		Sole	Shared		Sole	Shared
Ronald C. Cambre	8,857	8,857	—		8,857	—		—
Susan M. Cunningham	1,695	1,695	—		1,695	—		—
Barry J. Eldridge	2,426	2,426	—		2,426	—		—
Susan Green	—	—	—		—	—		—
James D. Ireland III	571,270	22,042	549,228	(3)	22,042	549,228	(3)	1.4%
Francis R. McAllister	7,327	7,327	—		7,327	—		—
Roger Phillips	16,538	16,538	—		16,538	—		—
Richard K. Riederer	14,446	14,446	—		14,446	—		—
Alan Schwartz	8,739	8,739	—		8,739	—		—

Named Executive Officers
Joseph A. Carrabba	33,648	33,648	—		34,698	—		—
Laurie Brlas	—	—	—		—	—		—
David H. Gunning	44,487	44,487	—		44,487	—		—
William R. Calfee	76,958	76,958	—		76,958	—		—
Donald J. Gallagher	82,331	82,331	—		82,331	—		—
John S. Brinzo	101,867	101,867	—		101,867	—		—
All Directors, Nominees, and Executive Officers as a group, including the named executive officers (19 Persons)	1,097,852	548,624	549,228		548,624	549,228		1.54%

Other Persons

LMM LLC(4) 100 Light Street Baltimore, MD 21202	4,300,000	—	4,300,000		—	4,300,000		10.44%
Jeffrey L. Gendell (5) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	4,066,148	—	4,066,148		—	4,066,148		9.87%
Wellington Management Company, LLP(6) 75 State Street Boston, MA 02109	4,007,280	—	3,932,980		—	2,902,980		9.73%
Barclays Global Investors, NA(7) Murray House 1 Royal Mint Court London, EC3N 4HH	2,406,934	2,406,934	—		2,240,870	—		5.84%
Capital Research and Management Company(8) 333 South Hope Street Los Angeles, CA 90071	2,250,000	2,250,000	—		2,250,000	—		5.5%
Bank of America Corporation(9) 100 North Tryon Street Floor 25 Bank of America Corporate Center Charlotte, NC 28255	2,249,966	—	2,244,872		—	2,249,966		5.46%

(1)

Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our Directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.

(2)	Less than one percent, except as otherwise indicated.
(3)	Of the 571,270 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 22,042 shares. The remaining 549,228 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 46,849 shares.
(4)	The information shown above and in this footnote was taken from Amendment No. 2 to Schedule 13G, dated February 15, 2007, as filed with the SEC on February 15, 2007 jointly by Legg Mason Opportunity Trust and LMM LLC. The 4,300,000 shares are held for the account of Legg Mason Opportunity Trust, which is a portfolio of Legg Mason Investment Trust, Inc. (an investment company registered under the Investment Company Act of 1940). LMM LLC manages Legg Mason Opportunity Trust.
(5)	The information shown above and in this footnote was taken from the Schedule 13G/A Amendment No. 4, dated January 29, 2007, and filed with the SEC on January 29, 2007, as a group, by Tontine Partners, L.P., Tontine Management, L.L.C. (which is the general partner of Tontine Partners, L.P.), Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. (which is the general partner of Tontine Capital Partners, L.P.), Tontine Overseas Associates, L.L.C. (which serves as the investment manager to Tontine Capital Overseas Master Fund, L.P. and Tontine Overseas Fund Ltd.), and Jeffrey L. Gendell. Mr. Gendell is the managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C., and in that capacity directs their operations.
(6)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 14, 2007 and filed with the SEC on February 14, 2007, by Wellington Management Company, LLP, and investment adviser.
(7)	The information shown above and in this footnote was taken from the Schedule 13G, dated January 9, 2007 and filed with the SEC on January 23, 2007, by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited.
(8)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 6, 2007 and filed with the SEC on February 12, 2007, by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(9)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 7, 2007 and filed jointly with the SEC on February 7, 2007, by Bank of America Corporation, NB Holdings Corporation, Bank of America NA, Columbia Management Group, LLC, Columbia Management Advisors LLC, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, and Banc of America Investment Advisors, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We are the largest producer of iron ore pellets in North America and sell the majority of our pellets to integrated steel companies in the United States and Canada. In 2006, we operated a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada, producing 33.6 million tons of pellets (20.8 million tons at our share) and generating $1.3 billion in pellet sales revenue. In addition, we are majority owner of Portman Limited, an iron ore mining company located in Australia, serving the Asian iron ore markets. Portman provided US$361 million in revenue to our shareholders during 2006.

Most of our sales are under multi-year term supply agreements. These agreements are subject to various price escalators, including world settlement prices for iron ore pellets, hot-band steel prices, the producer price index, and other similar factors. As a result of these escalators, we have limited direct control over pricing for our product in the short-term.

Our market has also been substantially altered by the significant increase in worldwide demand for iron ore products over the last several years. Our revenues have grown from under $900 million annually in 2003 to $1.9 billion in 2006 (including our share of Portman’s revenues).

Both of these factors (significant price increases driven by market factors and rapid revenue growth) have had a meaningful impact on our executive compensation in recent years. Specifically, the Compensation Committee has sought to strike a balance in program design and execution among several competing objectives, including:

•	Attraction and retention of executive talent

•	Recognition for business performance

•	Maintaining focus on controllable results

•	Limiting the potential for undue windfalls or losses to executives

•	Recognition of changes in scope of the business (revenues and profitability)

•	Supporting our strategic repositioning

•	Building capacity

•	Growth and diversification of revenue streams

•	Internationalization

•	Ensuring alignment with shareholder interests

The specific compensation principles, components, and decisions designed to achieve these objectives are discussed in more detail below.

Oversight of Executive Compensation

The Compensation Committee administers the executive compensation program, including compensation for our named executive officers. Specific responsibilities of the Compensation Committee related to executive compensation include:

•	Oversee development and implementation of our compensation policies and programs for executive officers;

•	Review and approve CEO and other elected officer compensation, including setting goals, evaluating performance, and determining results;

•

Oversee our equity-based employee incentive compensation plans and approve grants (except grants or awards under plans relating to Director compensation, which are administered by the Board Affairs Committee);

•	Ensure that the criteria for awards under our incentive and equity plans are appropriately related to our operating performance objectives;

•	Oversee certain aspects of regulatory compliance with respect to compensation matters;

•	Review and approve any proposed severance or retention plans or agreements.

The Compensation Committee regularly meets five times per year and has special meetings as required. The Committee regularly reports its activities to the Board at the next scheduled Board meeting or at such other times as the Compensation Committee or the Board deems appropriate.

Executive Compensation Philosophy and Core Principles

The Compensation Committee has designed the compensation structure to attract, motivate, reward and retain high-performing executives. The goal is to align pay with our performance in the short term though measures of profitability and operational excellence, and over the long term through stock-based incentives. Our compensation philosophy places a significant portion of compensation at risk with our and individual performance, increasing the portion at risk with the responsibility level of the individual, consistent with market practices. We also seek to balance this performance focus with sufficient retention incentives and a focus on controllable results to limit the risk of losing key executives during periods of unfavorable industry conditions, in a manner that the Compensation Committee deems fair to the executives and to the shareholders.

More specifically, the guiding principles of our compensation plan design and administration are as follows:

•	Target pay opportunity for executive officers should be at the median of market levels.

•

Align pay with results delivered to shareholders, while recognizing the potentially cyclical nature of the industry in which we operate. The goal is to avoid undue windfalls to executives in years of good performance or the undue loss of all compensation opportunities in down cycles.

•

Focus performance measures on a combination of absolute performance objectives tied to our business plan (profitability and cost control), achievement of key initiatives that reflect the business strategy (e.g., sales initiatives, cost control activities, etc.) and relative objectives reflecting market conditions (relative Total Shareholder Return (share price appreciation plus reinvested dividends, if any), or TSR).

•	Provide competitive fixed compensation elements over the short-term (salary) and long-term (retention grants and retirement benefits) to encourage long-term retention of our executives.

•	Design pay programs to be as simple and transparent as possible to facilitate focus and understanding.

Executive compensation and benefits consist of salary, annual cash incentives, long-term incentives consisting of performance shares, retention units, and restricted shares, retirement benefits, and limited perquisites and other benefits. Descriptions of each of these elements are discussed in more detail in the following sections.

Compensation Policies

Market Positioning. We manage total compensation (base plus target annual incentives and the grant value of long-term incentives) to the median of the market in which we compete for talent. We believe that a median pay positioning will allow us to attract and retain the needed level of talent for the organization while managing costs to an objectively reasonable level. Actual pay may be higher or lower than this target positioning overall based on company and individual performance. The target compensation for each executive may also be higher or lower than this market positioning based on such factors as individual skills, experience, contribution and performance, internal equity, or other factors that the Compensation Committee may take into account that are relevant to the individual executive.

Market for Talent. The Compensation Committee conducts an annual review of market pay practices for executive officers with the assistance of an outside compensation advisor. This review is based on several published compensation surveys and includes a broad selection of companies outside of our industry but that are similar in size and complexity to us. For 2006, the pay review targeted general industry pay practices for companies with approximately $2 billion in revenues, reflecting the increased scope of our worldwide operations.

Because there are no other North American iron ore mining companies of our size and few mining companies in general of our size, the Compensation Committee does not believe that it can establish a more targeted peer group of companies in our industry to evaluate for pay comparison purposes. However, the Compensation Committee has on occasion tested the general industry pay practices against a small group of companies in other mining sectors and other industrial companies in the Cleveland area. The results of these tests support the conclusion that the non-industry specific pay data used by us is a reasonable representation of the market for talent.

Pay Mix. Because the executive officers are in a position to directly influence our overall performance, a significant portion of their compensation is at risk through short- and long-term incentive programs. Our CEO, Mr. Carrabba, has the most pay at risk, with approximately 70 percent of his total compensation at risk. This includes the target annual incentive and target long-term incentive grant values, not benefits or retirement programs. All of the other named executive officers excluding the CEO have over 60 percent of their target total compensation at risk. These levels of pay at risk are consistent with each executive’s level of impact and responsibility and consistent with market practices for fixed versus variable pay.

Forms of Compensation. We use cash for salaries and for annual incentive plan payouts, consistent with market practices and the short-term nature of performance. For longer-term performance, we currently use performance shares, retention units, and restricted share grants to reward and retain executives. The retention units are denominated in our common shares and vary with our share price but are payable in cash. The performance shares and restricted share grants are denominated and payable in our common shares to align the interests of our executives with shareholders though direct ownership.

Each year, we establish a target long-term incentive award value for each executive based on market practices. Actual awards to each executive may vary +/- 25 percent from this target based on the CEO’s assessment of individual performance in the case of executives other than the CEO, and based on the Compensation Committee’s assessment of the CEO’s performance in the case of grants made to the CEO. In 2006, the Compensation Committee awarded 15 percent of the long-term incentive opportunity for each executive officer in the form of retention units. Each retention unit represents the value of one common share, which is payable in cash based on the participant’s continued employment throughout a three-year retention period. Retention units are guaranteed a payout at 100 percent of the original grant. The balance of each individual’s long-term incentive award was in the form of performance shares, with actual payouts tied to our TSR relative to industry peers over a three-year performance period (see below for further detail).

Restricted share awards were granted on a selective basis to senior executives during 2006 in recognition of the continued extremely positive industry conditions and our exceptional performance during the prior year. The CEO’s assessment of each individual’s current and future potential contribution was considered for grants to non-retirement eligible executives. For those individuals that were retirement eligible, the CEO considered the prior year’s exceptional performance. The restrictions on restricted shares normally lapse after three years of continued employment.

Other Factors. When making individual compensation decisions for executives, we take many factors into account, including the individual’s performance, tenure and experience, our performance overall, any retention concerns, the individual’s historical compensation, and internal equity considerations.

The Compensation Committee relies significantly on the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO. The Compensation Committee also reviews a five-year pay history for each executive and considers the progression of salary increases over time compared to the individual’s development and performance, the unvested and vested value inherent in outstanding equity awards, and the cumulative impact of all previous compensation decisions. The Compensation Committee uses the same factors in evaluating the CEO’s performance and compensation as it uses with the other executive officers.

Committee Process. All decisions relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present. In assessing the CEO’s pay, the Compensation Committee considers our performance, the CEO’s contribution to that performance, and other factors as described above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, incentive plan payment (consistent with the terms of the plan as described below) and long-term incentive awards each year.

For the other named executive officers, the CEO in partnership with Human Resources conducts an assessment of each executive at the end of each year against a spectrum of behaviors and specific goals established for each executive at the beginning of the year. The CEO then provides the Compensation Committee with his assessment of the performance of the executives and his perspective on the factors described above in developing his recommendations for each executive’s compensation, including salary adjustments, annual incentive payouts, and equity grants relative to the guidelines. The Compensation Committee discusses the CEO’s recommendations, including how the recommendations compare against the external market data and how the compensation levels of the executives compare to each other, to the CEO’s, and to the historic pay for each executive. Based on this discussion, the Compensation Committee then approves or modifies the recommendations in collaboration with the CEO.

Note on CEO Succession. Effective September 1, 2006, Mr. Brinzo was succeeded as CEO by Mr. Carrabba. Mr. Brinzo remained Chairman of the Board in a non-executive capacity. Unless otherwise noted, all discussion of CEO compensation refers to Mr. Carrabba. The compensation arrangements for Mr. Brinzo during 2006 were generally determined to reflect his transition to the non-executive Chairman role.

Elements of Compensation

We use multiple components to provide a competitive overall compensation and benefits package that is reasonable relative to market and industry practices and tied appropriately to performance.

Base Salary. Our philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run the business. Therefore, we seek to target base pay levels for executives at the 50th percentile of market survey data, although each executive may have a base salary above or below the median of the market. Actual salaries reflect responsibility, performance, and experience, among other factors described above.

Base salary adjustments can affect the value of other compensation and benefit elements. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. Base salaries also affect the level of performance-based contributions to the Cleveland-Cliffs Inc and its Associated Employers Salaried Employees Supplemental Retirement Savings Plan, a tax-qualified 401(k) Savings Plan, which we refer to as the Savings Plan, disability benefits, severance and change in control benefits, and pension benefits for those executives who participate in our pension plan.

For 2006, the Compensation Committee recognized our substantially increased size in terms of revenues, the increased complexity of the organization on a global basis, and the overall increase in our ability to pay for top talent due to the heightened level of profitability relative to prior years. The market benchmarks used by the Compensation Committee reflected these factors and as a result showed that executives were currently positioned below the competitive market median. In order to address this competitive shortfall, the Compensation Committee agreed to make market-based adjustments to salaries for most of the executives during 2006, in addition to the normal merit-based pay adjustments. The salaries shown for the named executive officers in the Summary Compensation Table below reflect such market adjustments, where applicable.

Annual Incentive Plan. We provide an annual Management Performance Incentive Plan, or MPI Plan, which provides an opportunity for the executive officers and other management employees to earn an annual cash incentive based on a bonus pool determined by our financial performance relative to business plans and achievement against key corporate objectives. The objective of this plan is to provide executives with a competitive annual cash compensation opportunity while aligning actual pay results with our short-term business performance.

Award Opportunities: The funded bonus pool for officers, including the named executive officers, can range from zero to a maximum of 200 percent of the officers’ aggregate target bonuses. The target annual incentive opportunity for the CEO was 100 percent of base salary in 2006 and for each of the other named executive officers the target incentive was 60 percent of base salary. These target award opportunities were increased from 2005 levels in recognition of our increased market scope and taking into consideration competitive compensation practices and base salary increases.

The target opportunity for Mr. Carrabba was prorated during 2006 based on his promotion to CEO. His target was 80 percent through the end of August and increased to 100 percent beginning September through December. Mr. Brinzo did not receive a performance-based bonus for 2006 under the MPI Plan as his annual incentive opportunity was incorporated into his retirement package as discussed below under “Additional Payments Upon Retirement”.

Upon approval of the Compensation Committee, an additional bonus pool of ten percent of target bonuses can be set aside for distribution at the discretion of the CEO, excluding payments to the CEO. When used, discretionary awards will reward participants whose contributions to achievement of our performance objectives exceeded expectations. Each of the named executive officers except Mr. Carrabba, Mr. Brinzo, and Ms. Brlas, the newly hired Chief Financial Officer, or CFO, received a discretionary CEO payment under the MPI Plan for 2006, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

MPI Performance Measures: The MPI Plan uses a “performance scorecard” with multiple performance standards that are related to our annual business plan and current strategic priorities. For 2006, the Compensation Committee developed a scorecard targeted at those areas that it believes would most directly improve financial results for shareholders in the near term, while maintaining incentives for long-term strategic improvements. The elements and their respective weightings for 2006 were as follows:

Objective	Weight
Pre-Tax Earnings	50%
Adjusted Cost Control	25%
Corporate Objectives	25%

Pre-Tax Earnings is a measure of our profitability and is measured on a consolidated basis. Adjusted cost control is a measure of the cost of production per ton, adjusted to hold energy prices at a fixed rate throughout the year in order to eliminate the (positive and negative) impact of a large and potentially volatile uncontrollable cost on compensation. Although cost control is a component of pre-tax earnings, the Compensation Committee believes a more targeted focus on managing production cost per ton is essential to our long-term health. Adjusted Cost Control is measured only for North American operations, based on the Compensation Committee’s belief that cost control in this region was most critical to our success during 2006. Similarly, the Compensation Committee evaluates management on a subjective basis against key strategic and operational goals that are not as easily quantified as financial results, to ensure that short-term profitability is balanced with the long-term success of the organization. For 2006, Corporate Objectives included goals in the areas of business development, workforce planning, safety, specific cost initiatives, IT infrastructure development, and sales initiatives.

MPI Target Setting and 2006 Results: Performance targets for the financial objectives of the MPI Plan are established at the beginning of each year. Each metric has a threshold, target, and maximum goal, with a potential funding of between 0 percent and 200 percent of target. At threshold performance, each goal would be funded at 50 percent of target, with 0 percent funding for performance below threshold.

Each year, the Compensation Committee approves performance targets and ranges for each of the financial performance measures, taking into consideration management financial plans for the coming year, prior years’ performance, performance relative to steel companies and other metals and mining companies, and the relative degree of difficulty of attaining performance goals under different product-pricing scenarios. Performance targets are approved each year by the Compensation Committee early in the year, with an adjustment as necessary for the specific impact of world pellet price settlements on price escalators in our contracts. This price adjustment is formulaic and objective, tied directly to our term supply agreements.

For 2006, the MPI Plan was funded at 130 percent of the aggregate target bonuses. The Compensation Committee arrived at this funding level by taking the following factors into consideration:

•

Preliminary results for 2006 pre-tax earnings were reviewed in early 2007 and compared to target performance levels set at the beginning of 2006 of $355 million and a minimum and maximum range of $285 million to $425 million (+/- 20 percent of target). Preliminary results were above target. The funding multiple for this factor was 178 percent of target. This factor was weighted 50 percent, resulting in funding of 89 percent of target bonuses.

•	Adjusted cost control was below the threshold established for the year, resulting in no funding for this performance factor (weighted 25 percent).

•

The Compensation Committee evaluated Corporate Objectives established at the beginning of the year and rated those objectives at a performance level of 164 percent. This factor was weighted 25 percent, resulting in funding of 41 percent of target bonuses.

•

Bonuses for 2006 under the MPI Plan were paid out in February 2007. Adjustments were subsequently made to pre-tax earnings as a result of the reversal of certain ore stockpile sales that occurred in December 2006. As a result of these adjustments, revenue recognition on these transactions totaling $62.6 million was deferred until 2007. The Committee adjusted the 2007 MPI Plan targets to take into account these adjustments and their impact on 2007 pre-tax earnings to ensure that management does not receive a windfall in 2007 under the MPI Plan.

In evaluating performance for the year, the Compensation Committee did evaluate and consider a number of additional performance factors that were not explicitly incorporated into the formulaic results for the year. These factors included:

•	A poor performance rating in the area of safety due to three fatal injuries at our operations during 2006; and

•

The negative impact on bonuses of specific, intentional actions on the part of management that were in our best long-term interests yet resulted in missing the cost control thresholds (for example, forward-stripping of certain mining operations).

Given our strong financial performance and overall strategic improvements made during the year, the Compensation Committee determined, in its discretion, that the formulaic results of 130 percent bonus funding represented the right outcomes given the balance of these other positive and negative factors.

The specific performance goals for Adjusted Cost Control is not disclosed as we believe, and the Compensation Committee concurs, that providing detailed information about our cost structure could limit our ability to negotiate supply agreements or spot sales on terms that would be favorable to our shareholders, thereby resulting in meaningful competitive harm. Likewise, we and the Compensation Committee believe that disclosing specific, non-quantitative Corporate Objectives for the year would provide detailed information on business operations and forward looking strategic plans to our customers and competitors that could result in substantial competitive harm.

The Compensation Committee did test the Adjusted Cost Control performance targets by comparing to business plans, past performance, and the impact of cost per ton on the range of pre-tax earnings goals, including the impact under different product-pricing scenarios. Based on these evaluations, the Compensation Committee believes that the range of performance objectives established for 2006 were relatively difficult to attain and represented a meaningful stretch. Corporate Objectives are subjective in nature and therefore the degree of difficulty cannot be readily quantified.

On March 13, 2007, the Compensation Committee and Board of Directors approved, subject to shareholder approval, the Executive Management Performance Incentive Plan, which we call the EMPI Plan, in order to provide annual incentive compensation to selected senior executive officers in such a method to qualify as “performance-based” compensation under Internal Revenue Section 162(m). Under the EMPI Plan, the Compensation Committee will determine the eligible participants and establish target levels of awards to be paid to participants upon the achievement of certain pre-determined performance objective(s) in compliance with Section 162(m). The Compensation Committee will select the method for computing the amount of each award that a participant will be paid and such method will be stated in terms of an objective formula or standard. At the end of each plan year, the Compensation Committee will determine each participant’s award based on our performance against the relevant performance objective(s) for that plan year and will certify achievement of the objective(s) prior to payment of any award.

Long-Term Incentives. The objectives of our long-term incentives are to reward executives for sustained performance over multiple years while recognizing the potential volatility of industry conditions and limiting the potential for undue windfalls or losses to executives for factors outside of management’s control. In addition, our long-term incentive programs are designed to enhance retention of executives by delaying the vesting of compensation opportunities, and to align the long-term interests of executives with shareholders through the use of equity to deliver compensation.

Administrative Process: Long-term incentive awards for senior executives are generally made annually and are based on the executive’s position, experience, performance, prior equity-based compensation awards, and competitive equity-based compensation levels. The grant date is the date of the Compensation Committee approval or a later date as set by the Compensation Committee. Grants for new hires or promotions are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotional grants is the date of such approval or such later date as the Compensation Committee determines. We do not time grants to coordinate with the release of material non-public information.

As with base salaries, the review of market practices in 2006 indicated that we were below the desired market pay positioning for total compensation, including long-term incentives. As a result, the Compensation Committee approved increases to the grant guidelines for 2006 based on market pay practices.

To facilitate the administration of the program, the Compensation Committee delegates to the CEO the authority to grant long-term incentive awards to employees who are not executive officers or mine managers. For 2006, the delegated authority included 7,500 shares approved at the May 2006 meeting. This authority was delegated to Mr. Brinzo in his role as CEO during 2006. Such grants are made at the same time as the annual grants to the executives, as approved by the Compensation Committee.

Performance Share Program: Performance shares are the primary vehicle used by us to deliver long-term incentives. A performance share is the opportunity to earn a common share based on our performance over a three-year period, with potential funding of between 0 percent and 150 percent of the target share grant depending on the level of performance against goals. We use performance shares to reward for shareholder results relative to industry conditions, taking into consideration returns to shareholders as compared to other companies in the steel and mining industries.

Specifically, each executive officer is granted a target number of performance shares at the beginning of each three-year period. The TSR for us and our performance peers identified below is then measured quarterly on a cumulative basis since the beginning of the performance period, and we are ranked relative to peers at the end of each quarter. At the end of three years, we calculate the average of these quarterly percentile rankings of TSR performance relative to peers to determine the total performance over the three-year period and the number of shares earned at the end of the period. The calibration of the pay for performance relationship is as follows:

Performance Level
Performance Factor	Threshold	Target	Maximum
Relative TSR	35th%ile	55th%ile	75th%ile
Payout	50%	100%	150%
Pre-Tax RONA	Calculated payout reduced 50% if RONA is below 12% at the end of the three year period (approximately equivalent to the cost of capital on a pre-tax basis)

On March 12, 2007, the Compensation Committee adopted a new methodology for the calculation of payment of performance shares in connection with the 2007 Incentive Plan. Participants in the Long

Term Incentive Program, or LTIP, also have the option to have the new methodology apply to their outstanding performance share grants. See the discussion under “Grants of Plan Based Awards” for more information on this change in methodology.

Funding for performance below threshold will be zero percent. An absolute threshold is also provided for Return on Net Asset, which we refer to as RONA, performance. If average RONA is below a minimum standard (intended to approximate the cost of capital) over the three years of the plan, then any payouts will be reduced by 50 percent regardless of relative TSR. RONA is defined as pre-tax income divided by average assets less average current liabilities, excluding short-term debt included in current liabilities, for each year of the plan.

Prior to 2005, the performance share plan included a RONA component that provided upside and downside opportunity independent of the relative TSR components, as well as a discretionary modifier for performance against strategic initiatives. The RONA goal also had a minimum, target, and maximum performance range weighted 50 percent along with Relative TSR and provided for a potential payout range of zero percent to 75 percent of the target shares. This feature was eliminated by the Compensation Committee in favor of a RONA threshold beginning with grants made in 2005.

Prior to 2006, the performance share plan had an absolute cap so that the value of the final shares earned could be no more than twice the value at the time of grant. Therefore, if the share price increased more than 100 percent over any three-year period, the number of shares actually paid would be reduced so that the value realized by each executive was capped at 100 percent share price growth. The Compensation Committee determined that this value cap was unduly limiting the recognition of exceptional company performance and also inconsistent with market practices. In addition, the Compensation Committee believes that limiting the value to be realized by management through share price appreciation is inconsistent with the goal of aligning executive rewards with shareholder interests. Therefore, the Compensation Committee eliminated this cap as a plan feature for the 2006 grant.

The performance peer group used for the relative performance share plan during the 2006-2008 cycle is as follows:

AK Steel Holding Corp. Algoma Steel Inc. BHP Billiton Carpenter Technology Commercial Metals CVRD Gerdau Ameristeel Corp.	Gibraltar Industries INCO Ltd. IPSCO Inc. Mittal Steel Company NV Nucor Corp. Oregon Steel Mills Inc. Phelps Dodge Corp.	Reliance Steel & Aluminum Rio Tinto plc Ryerson Inc. Southern Copper Steel Dynamics Inc. USX Worthington Industries

The peer group currently focuses on steel, metals, and commodity mineral mining companies that will be generally affected by the same long-term market conditions as we are. The Compensation Committee evaluates this peer group for each new cycle of the performance share plan and makes adjustments as needed based on changes in the industry makeup and relevance of our specific peers. During a cycle, any peer that is acquired, files for bankruptcy, or otherwise ceases to trade on a major stock exchange will be excluded from the calculation of relative performance for each quarter subsequent to the de-listing event.

In January 2007, the Compensation Committee determined that, for the three-year performance period ended December 31, 2006, we achieved an average performance of 75 percent with respect to our objective for TSR, 75 percent with respect to our RONA, and +25 percent with respect to accomplishment of strategic objectives. This provided a total performance factor of 175 percent for the 2004 through 2006 performance period. However, based on the application of the maximum value cap in place for grants before 2006, the actual payout was reduced to 71 percent of the uncapped value. A payout for such performance period was made in common shares on March 1, 2007 to Messrs. Gunning, Calfee, Gallagher, and Brinzo with a distribution date of February 26, 2007. The performance share award for the named executive officers for the 2004 through 2006 performance period is disclosed under the “2006 Option Exercises and Stock Vested” table in footnote 5.

Retention Units: Starting in 2000, the Compensation Committee began granting a part of the performance share grants as retention units. The retention awards included in the LTIP, assist us in retaining key executives throughout industry cycles by providing a minimum floor to the long-term incentive opportunity based solely on executives remaining with us. In 2006, the Compensation Committee awarded executive officers 15 percent of their long-term incentive opportunity in the form of retention units. Each retention unit represents the value of one common share and is payable in cash based upon the participant’s continued employment throughout the three-year retention period.

During 2006, the retention units granted on February 1, 2004 to the named executive officers employed on that date vested on December 31, 2006 and were paid out in cash on March 1, 2007, as shown in footnote 6 under the “2006 Option Exercises and Stock Vested Table”. Our closing share price on December 29, 2006 of $48.44 per share was used to determine the value of this payout.

Restricted Share Grants: During 2006, the Compensation Committee approved extraordinary restricted share grants for each of the named executive officers, excluding Ms. Brlas. The purpose of these grants was, in part, to reward for extraordinary past performance that, in the judgment of the Compensation Committee, was not otherwise fully recognized in the existing incentive plans. In addition, and at the direction of the Compensation Committee, the size and distribution of these grants for each individual was determined based on the CEO’s assessment of current and future potential contribution to us. Each restricted share grant vests at the end of three years for Messrs. Carrabba and Gallagher. Mr. Gunning retired June 1, 2007. His restricted shares became non-forfeitable and, therefore, fully taxable on May 31, 2007. Restrictions lifted on 50 percent of his 2006 grant in order to satisfy the tax liability of this action. The balance is restricted for the remaining 3-year period.

Since restricted share grants became immediately taxable for retirement eligible participants, which included Messrs. Brinzo and Calfee in 2006, one-half or their grant value was delivered in the form of restricted shares (with immediate vesting because they are retirement eligible) and one-half in the form of cash. The cash portion of the grant is reflected in the “2006 Summary Compensation Table” under the “Bonus” column for Messrs. Brinzo and Calfee. An Amendment to Restricted Shares Agreements for John Brinzo, dated May 17, 2007, effective as of May 9, 2007, removed restrictions on his 2006 grant.

On March 13, 2007, the Compensation Committee and Board of Directors approved, subject to shareholder approval, the 2007 Incentive Equity Plan, which we refer to as the 2007 Incentive Plan, to replace the existing incentive plans. The 2007 Incentive Plan authorizes a certain amount of common shares to be issued as stock options, stock appreciation rights, restricted shares, restricted share units, retention units, deferred shares, performance shares, or performance units. The Compensation Committee will have the power and authority to administer the 2007 Incentive Plan, to interpret the terms and intent of the 2007 Incentive Plan, determine eligibility for and the terms of awards for participants, and make all other determinations for the administration of the 2007 Incentive Plan.

Retirement and Deferred Compensation Benefits

Defined Benefit Pension Plan: We maintain a defined benefit pension plan, which we refer to as the Pension Plan, and a supplemental executive retirement program, which we refer to as the SERP and in which all of the named executive officers are eligible for participation following one year of service. The

Compensation Committee believes that pension benefits are a typical component of total remuneration for employees and executives in industries similar to ours and that providing such benefits is important to delivering a competitive package to retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives.

In July 2003, benefit levels under the prior final-average pay defined benefit pension formula for all salaried employees were frozen, and participants began accruing benefits under a new cash-balance pension formula. This change was made and based upon market practices as a means of reducing our current pension obligations given the difficult performance environment at the time.

During 2006, the Compensation Committee approved an adjustment to the previous and future accruals under the Pension Plan and the SERP. Specifically, with guidance from the plan actuary, the Compensation Committee determined that the transition date for the final average pay formula would be retroactively shifted from July 2003 to July 2008. This change will provide up to five more years of service and pay in both the qualified defined benefit formula and the SERP for named executive officers employed prior to June 30, 2003. In addition, the Compensation Committee approved increasing the pay credits and interest credits for the cash balance formula to reflect current market norms. These changes were made for both the Pension Plan and the SERP in order to ensure that retiree benefits stay competitive with the marketplace and to lessen the risk of turnover of key employees.

In evaluating these changes as they impacted our named executive officers, the Compensation Committee considered market practices, our financial history, the specific impact on these changes for each executive individually and on a relative basis to each other, and the total compensation pay history for each executive to ensure that the Compensation Committee had not previously provided other compensation elements to executives that would mitigate the need to enhance the pension arrangements. The impact on each of the named executive officers affected by these changes is reflected in the “2006 Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Other details about the benefits are described in the narrative accompanying the “Pension Benefits” table that is included below.

Deferred Compensation Plan: Under the Voluntary Non-Qualified Deferred Compensation Plan, which we refer to as the VNQDC Plan, the named executive officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the MPI Plan, and their share award or cash award which may be payable under the LTIP. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit and addresses the goal of attracting and retaining talent.

Cash awards can be deferred into a cash deferral account or a stock unit account. Stock awards can only be deferred into stock units. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Unit deferrals are denominated in our common shares and vary with our share price performance.

In order to encourage stock ownership and the alignment of executive interests with shareholder interests, as well as to assist executives in meeting their share ownership guidelines (as discussed below under “Stock Ownership Guidelines”), any cash compensation awards deferred into stock units are matched with a 25 percent match by us that vests at the end of five years. During 2006, none of the named executive officers received such a deferred compensation match in our common shares.

Finally, the VNQDC Plan provides that if a participant is entitled to receive a performance-based contribution under the Savings Plan but is limited in the amounts that can be contributed to the Savings Plan by certain Internal Revenue Code limitations, then any such performance-based contributions in excess of the Internal Revenue Code limits are deferred into the VNQDC Plan. These specific cash accounts are not convertible to stock units.

Other benefits: Our other benefits and perquisites for senior executives include company paid parking, personal financial services, and company paid club memberships. In addition, Mr. Brinzo received reimbursement for post-retirement secretarial services. The Compensation Committee believes these benefits are competitive and reasonable and generally support the goal of attracting and retaining talent. These benefits are disclosed below in the “2006 Summary Compensation Table” under “All Other Compensation” and described in footnote 5.

Supplementary Compensation Policies. We use several additional policies to ensure that the overall compensation structure is aligned with shareholder interests and competitive with market practices. Specific policies include:

Stock Ownership Guidelines: The Board of Directors adopted stock ownership guidelines to ensure that senior executives have a meaningful direct ownership stake in Cleveland-Cliffs and that the interests of executives are thereby aligned with shareholders. The guidelines call for the CEO to own shares equal in value to four-and-a-half (4.5) times annual base salary. Other executives, depending on their level, are required to hold between one-and-a-half (1.5) and two-and-a-half (2.5) times annual base salary in shares. For awards made after January 1, 2007 under the 2007 Incentive Plan, executives are not permitted to sell shares received under the Performance Share Program unless the executive is in compliance with the ownership guidelines except as may be necessary to pay income taxes. An officer’s direct ownership of shares, including restricted shares and stock units held in the VNQDC Plan, count toward meeting the ownership guidelines.

Severance and Change in Control Agreements: We have entered into severance agreements with all of the named executive officers that provide for certain payments upon termination following a change in control. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that Cleveland-Cliffs may undergo a merger or be acquired. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire us is made, in that each of the named executive officers would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in our best interests without regard to their personal financial interests.

The agreements generally provide for the following change-in-control provisions (see accompanying narrative below for more details):

•	Automatic vesting of unvested equity incentives upon change-in-control

•	Three (3) times annual base salary and target annual incentive as severance upon termination following a change in control, and continuation of welfare benefits for three years

•	Full tax gross-up payments on any excise taxes imposed upon any change in control payments

•	Non-compete, confidentiality, and non-solicitation provisions for executives who receive severance payments following a change in control

Exchange Act Rule 10b5-1 plans: Both Mr. Brinzo and Mr. Calfee each have entered into Rule 10b5-1 Trading Plans with a third-party broker. The objective of these plans is to allow the executives who may otherwise be subject to trading restrictions due to potential insider knowledge of Cleveland-Cliffs to sell a specified number of shares on specified dates and at specified prices without regard to whether there is a trading blackout in effect. By entering into a plan in advance with a third-party broker and by eliminating the personal ability to time the sales of common shares, executives with such plans can legally sell shares without running the risk of violating insider trading rules. Mr. Brinzo has completed the sales under the term of his Rule 10b5-1 Plan as of December 18, 2006.

Our General Counsel has been duly notified that such plans were being entered into. The Compensation Committee believes that such plans are fair and reasonable for executives who have met the share ownership guidelines and does not have any policy or practice to restrict named executive officers from entering into such arrangements.

Other Material Tax and Accounting Implications: Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of distributions from the MPI Plan, LTIP, vesting of restricted shares, and dividends on restricted shares, and the separation package for Mr. Brinzo, has caused, with respect to 2006, the $1 million limit to be exceeded with respect to five of the named executive officers, and will cause the $1 million limit to be exceeded in subsequent years with respect to one or more of the named executive officers. While we believe that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Internal Revenue Code, we have adopted, subject to shareholder approval, the Executive Management Performance Incentive Plan, also known as the EMPI Plan, and the 2007 Incentive Plan to replace the existing plans with plans where performance based compensation will be exempt from the $1 million limit. Even with the adoption of these new plans, retention units and restricted share grants will still not qualify as performance based compensation and thus will not be excluded from the calculation of the $1 million limit.

Summary Compensation Table

The following table sets forth the compensation earned by the named executive officers for services rendered to us and our subsidiaries for the fiscal year ended December 31, 2006.

The table discloses compensation information for the CEO, Joseph A. Carrabba, the CFO, Laurie Brlas, the three highest paid other employees on December 31, 2006, David H. Gunning, William R. Calfee and Donald J. Gallagher, and the former CEO, John S. Brinzo, who retired on September 1, 2006.

This table discloses in column (c) the salary of each named executive officer. “Salary” under column (c) includes base salary before salary reduction contributions to Benefits Choice Plan, which provides health, life and disability benefits, salary reduction contributions to our Savings Plan and salary reduction contributions to our VNQDC Plan. The Savings Plan and VNQDC Plan are described more fully in the “Compensation Discussion and Analysis” section above.

Column (d) of the table, “Bonus”, discloses non-incentive special payments to certain executives whether such payments were designated bonus or not. Such payments include payments to Mr. Calfee and Mr. Brinzo in cash of 50 percent of the award each of them would otherwise have received as restricted shares under the Cleveland-Cliffs Inc 1992 Incentive Equity Plan, which we refer to as the ICE Plan. Since the restricted share agreements do not forfeit the restricted shares of employees who retire, both Mr. Calfee and Mr. Brinzo, who are retirement eligible, were taxed on the value of the restricted shares on the date of grant. The payment of 50 percent of the award in cash was intended to assist them in paying the taxes on the restricted shares award. Column (d) also includes a special signing bonus and guaranteed bonus payable to Ms. Brlas who was employed as our CFO and Treasurer on December 11, 2006. Amounts payable to the named executive officers under our annual bonus program, the MPI Plan, are not shown in column (d) but are instead shown under column (f), “Non-Equity Incentive Plan Compensation.”

Column (e) of the table, “Stock Awards,” reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R of performance shares held by the named executive officers. Performance shares vest and become payable at the end of a three-year performance period. The performance share grants are described more fully in the “Compensation Discussion and Analysis” section above.

Column (e) of the table, “Stock Awards,” also reflects an amount under SFAS 123R relating to performance shares granted to the named executive officers under our LTIP which retention units are measured by the value of our common shares but are payable in cash rather than common shares. Such retention units vest and become payable at the end of the third year in the three-year period that includes the date of grant. The retention units are described more fully in the “Compensation Discussion and Analysis” section above.

In addition, column (e) of the table, “Stock Awards,” reflects the amount under SFAS 123R relating to restricted shares held by the named executive officers under our ICE Plan which restricted shares normally vest and the restrictions lapse at the end of the third year in the three-year period that includes the date of grant. The restricted share awards are described more fully in the “Compensation Discussion and Analysis” section above.

As noted above, column (f), “Non-equity Incentive Plan Compensation,” includes amounts payable to the named executives under our annual bonus program, the MPI Plan. The MPI Plan is described more fully in the “Compensation Discussion and Analysis” section above. Column (f) also includes the amount of performance based contribution credited to the accounts of the named executive officers under our Savings Plan and our VNQDC Plan for 2006. Such performance based contribution is made on behalf of all salaried employees and is equal to 10 percent of 401(k) eligible wages for all salaried employees for 2006. To the extent that such contribution caused the total contributions to the Savings Plan to exceed certain Internal Revenue Code limitations, the balance of the contribution was credited to the accounts of the named executive officers under the VNQDC Plan.

Column (g) of the table, “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” includes accruals under our Pension Plan and our SERP. There were no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. As a consequence, no earnings on nonqualified deferred compensation are included in column (g). The Pension Plan and SERP are described more fully in the “Compensation Discussion and Analysis” section above and before the Pension Benefits tables below.

Column (h) of the table, “All Other Compensation,” shows the combined value of the named executive officers’ perquisites. These perquisites include payments by us for parking, financial services, club memberships, and post-retirement secretarial services. Column (h) also includes matching contributions to the Savings Plan and the VNQDC Plan. Additionally, for Mr. Brinzo, column (h) includes a special retirement/severance payment due to his retirement on September 1, 2006. Other benefits are described more fully in the “Compensation Discussion and Analysis” section above and before the Pension Benefits tables below.

On average, salary accounted for 12 percent of the named executive officers’ total compensation.

Summary Compensation Table

Name and Principal Position (a)	Year (b)		Salary ($)(1) (c)		Bonus ($) (d)		Stock Awards ($)(1)(2) (e)	Non-Equity Incentive Plan Compensation (1)(3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (g)	All Other Compensation ($)(5) (h)	Total ($) (i)
Joseph A. Carrabba	2006		520,833	(6)	—		1,281,779	752,083	125,300	93,700	2,773,695
Chairman, President and Chief Executive Officer
Laurie Brlas	2006	(7)	22,228		399,700	(8)	422	2,222	—	502	425,074
Sr. Vice President and Chief Financial Officer and Treasurer
David H. Gunning	2006		426,250	(6)	—		1,390,380	397,625	313,800	12,673	2,540,728
Former Vice Chairman of the Board
William R. Calfee	2006		331,750	(6)	375,000	(9)	742,087	318,175	528,700	39,776	2,335,488
Executive Vice President—Commercial North American Iron Ore
Donald J. Gallagher	2006	(10)	339,583	(6)	—		1,061,740	349,167	618,900	23,319	2,392,709
President North American Iron Ore and former Chief Financial Officer
John S. Brinzo	2006	(11)	531,250	(12)	750,000	(9)	2,587,530	44,791	2,734,200	1,188,049	7,835,820
Former Chairman of the Board and Former Chief Executive Officer

(1)	Columns (c), (e) and (f) reflect the salary, equity compensation, and non-equity incentive compensation of each named executive officer before pre-tax reductions for contributions to the Savings Plan and/or the VNQDC Plan. Amounts by which salary, equity compensation and non-equity incentive compensation were reduced pursuant to the named executive officers’ elections to make contributions to the VNQDC Plan appear in column (b) of the “2006 Nonqualified Deferred Compensation” table below.
(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, of awards of restricted shares, performance shares and retention units, and thus includes amounts from awards granted in and prior to 2006. For additional information, refer to note 11 to our financial statements in Item 8 of this Form 10-K. These types of awards are discussed in further detail in the “Compensation Discussion and Analysis” section above under the headings “Performance Share Program,” “Retention Units,” and “Restricted Stock Grants.” See the “2006 Grants of Plan-Based Awards” table for more detail on the awards of restricted shares, retention units and performance shares.
(3)	The amounts in column (f) reflect the sum of (i) incentive bonus awards that were earned in 2006 under the MPI Plan, which is discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Annual Incentive Plan,” and were paid in cash to the named executive officers February 13, 2007, and (ii) amounts allocated to the named executive officers as performance-based contributions under the Savings Plan, which equaled in 2006 for all participants in the Savings Plan 10 percent of their 401(k) eligible wages. To the extent that such performance-based contributions exceeded Internal Revenue Code limits for a qualified profit sharing plan, they were credited to the accounts of the executives under the VNQDC Plan. The amounts of incentive bonus for the named executive officers were: Carrabba—$700,000; Gunning—$355,000; Calfee—$285,000; and Gallagher—$315,000. The amounts representing the performance-based contributions under the Savings Plan and/or the VNQDC Plan for the named executive officers are: Carrabba—$52,083; Brlas—$2,222; Gunning—$42,625; Calfee—$33,175; Gallagher—$34,167; and Brinzo—$44,791.
(4)	The amounts in column (g) reflect the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP, both of which are discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts that the named executive officer is not currently entitled to receive because his or her benefits are not fully vested. The increase in the value of the benefits of the named executive officers under the Pension Plan were: Carrabba—$15,900; Gunning—$96,600; Calfee—$42,200; Gallagher—$180,200; and Brinzo—$107,300. The increase in the value of the benefits of the named executive officers under the SERP were: Carrabba—$109,400; Gunning—$217,200; Calfee—$486,500; Gallagher—$438,700; and Brinzo—$2,626,900. No amounts are included in column (g) representing above market interest on deferred compensation.
(5)

The amounts in column (h) reflect the combined value of the named executive officer’s perquisites attributable to our paid parking, financial services, club memberships, post-retirement secretarial services, matching contributions made by us on behalf of the executives under the Savings Plan and the VNQDC Plan, and, in the case of Mr. Brinzo, a special $1,000,000 retirement/severance payment made by reason of his retirement on September 1, 2006. Mr. Brinzo also received $130,000 to reflect the accrued pension benefit that Mr. Brinzo would have had if the aforementioned payment had been recognized as pensionable under the cash balance formula in the Company’s Pension Plan. Additional information on this payment is located under “Additional Payments Upon Retirement” below. The values of our paid parking for the named executive officers are: Carrabba—$2,328; Brlas—$194; Gunning—$2,328; Calfee—$2,328; Gallagher—$2,328; and Brinzo—$1,552. The amounts paid for financial services for the named executive officers are: Carrabba—$3,700; Brlas—$308; Calfee—$7,200; Gallagher—$7,596; and Brinzo—$7,460. The amounts paid for club memberships for the named executive officers are: Carrabba—$67,539; Gunning—$2,660; Calfee—$17,815; Gallagher—$4,595; and Brinzo—$42,537. The amount paid for post-retirement secretarial services for Mr. Brinzo was estimated to be approximately $1,000. The amounts paid as matching contributions under the Savings Plan for the named executive officers are: Carrabba—$7,431; Gunning—$7,685; Calfee—$8,800; Gallagher—$8,800; and Brinzo—$5,500. The amounts paid as matching contributions under the VNQDC Plan are: Carrabba—$12,702 and Calfee—$3,633.

(6)	The salary of the named executive officers includes their base salary before salary reductions for the Benefits Choice Plan, the Savings Plan, and the VNQDC Plan. The base salary of the named executive officers was: Carrabba—$520,833; Gunning—$426,250; Calfee—$331,750; and Gallagher—$339,583. The 401(k) salary deferrals of the named executive officers were: Carrabba—$8,263; Gunning—$8,770; Calfee—$14,300; and Gallagher—$11,000. The catch-up 401(k) salary deferrals of the named executive officers were: Carrabba—$4,800; Gunning—$5,000; Calfee—$4,991; and Gallagher—$5,000. The pre-tax contributions for compensation earned in 2006 and deferred into the VNQDC Plan of the named executive officers were: Carrabba—$36,667; Calfee—$11,611; and Gallagher—$45,000.
(7)	Ms. Brlas commenced employment with us on December 11, 2006 as Senior Vice President—Chief Financial Officer and Treasurer.
(8)	The amount shown in column (d) for Ms. Brlas reflects a signing bonus of $115,000 plus a MPI Plan bonus of $284,700. The MPI Plan bonus was intended to compensate her for the loss of a bonus from her prior employer.
(9)	Upon the granting of restricted shares on May 8, 2006, certain executives were then eligible to retire without forfeiting the restricted shares thereby resulting in the restricted shares being taxable to the executive immediately rather than when the restrictions lapsed. For such executives, it was determined to pay an amount in cash in lieu of half of the restricted shares that would otherwise be granted to the executive. Such cash would provide the executives with sufficient funds to pay federal, state and local income taxes on the total value of the restricted shares and the cash payment. The amounts in column (d) for Mr. Calfee and Mr. Brinzo reflect the cash paid, in lieu of one-half of the restricted shares which would have otherwise been granted to them.
(10)	Mr. Gallagher served as our Chief Financial Officer and Treasurer for part of 2006.
(11)	Mr. Brinzo served as our Chief Executive Officer and Chairman of the Board through September 1, 2006, at which time he retired from our employment and as our Chief Executive Officer. From September 1, 2006 until May 8, 2007, Mr. Brinzo had served as a non-employee Chairman of the Board.
(12)	The amount shown in column (c) for Mr. Brinzo is the salary paid to him as Chief Executive Officer and Chairman of the Board through August 31, 2006, $447,917, and the retainer paid to Mr. Brinzo as Chairman of the Board after August 31, 2006, $83,333. Mr. Brinzo’s salary is his base salary before salary reductions as described above.

Grants Of Plan Based Awards

This table discloses in columns (d), (e) and (f) the potential payouts at the Threshold, Target and Maximum levels of the awards under the MPI Plan for 2006. See the “Compensation Discussion and Analysis” section above for a description of the MPI Plan. As is shown in footnotes (3) and (8) to the “2006 Summary Compensation Table”, the actual payouts for the named executive officers were: Carrabba—$700,000; Brlas—$284,700; Gunning—$355,000; Calfee—$285,000; and Gallagher—$315,000. The amount for Mr. Brinzo below is the proposed MPI payment approved by the Compensation Committee in early 2006. Upon Mr. Brinzo’s retirement on September 1, 2006, the MPI Plan award of Mr. Brinzo was cancelled, and he was paid $1,000,000 in lieu of the MPI Plan award and in lieu of salary he would have received had he remained an employee and CEO until May 2007.

This table also shows in columns (g), (h) and (i) the potential payouts at the Threshold, Target and Maximum levels of the 2006 performance share awards under the LTIP. Such performance shares are for a three-year period ending December 31, 2008.

The table also shows in columns (j) and (k) the actual numbers of awards granted and the grant date fair value of (1) restricted share awards under our ICE Plan and (2) retention units under our LTIP. The 2006 restricted share awards vest March 14, 2009 and the 2006 retention units will vest at the end of a three-year period ending December 31, 2008. Amendments to Mr. Brinzo’s restricted share agreements allowed his forfeitable restricted shares to vest May 9, 2007, the day following the Company’s May 2007 Board meeting.

The table does not show any stock option grants because we did not grant any stock options during 2006.

2006 Grants Of Plan-Based Awards

	Grant Date (b)		Approval Date If Different Than Grant Date (c)	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (j)	Grant Date Fair Value of Stock or Option Awards (k)
Name (a)				Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
Joseph A. Carrabba	3/14/2006			$233,333	$466,667	$933,334
	3/14/2006									27,906	$1,179,517
	5/8/2006						7,055	14,110	21,165	2,490	$789,870
	9/1/2006	(3)	8/17/2006				7,055	14,110	21,165	2,490	$616,275
Laurie Brlas	12/11/2006		11/13/2006	$219,000	$219,000	$438,000
	12/11/2006	(4)	11/13/2006				3,400	6,800	10,200	1,200	$384,720
David H. Gunning	3/14/2006			$130,500	$261,000	$522,000
	3/14/2006									20,930	$884,659
	5/8/2006						5,185	10,370	15,555	1,830	$580,507
William R. Calfee	3/14/2006			$100,500	$201,000	$402,000
	3/14/2006									8,720	$368,573
	5/8/2006						3,315	6,630	9,945	1,170	$371,144
Donald J. Gallagher	3/14/2006			$112,500	$225,000	$450,000
	3/14/2006									17,442	$737,230
	5/8/2006						3,570	7,140	10,710	1,260	$399,693
John S. Brinzo	3/14/2006			350,000	700,000	1,400,000
	3/14/2006									17,442	$737,230
	5/8/2006						13,175	26,350	39,525	4,650	$1,475,058

(1)	Except as otherwise indicated below, the amounts in column (d) reflect the threshold payment level under the MPI Plan, which is 50 percent of the target amount shown in column (e). The amount shown in column (f) is 200 percent of such target amount. These amounts are based on the individual’s current salary and position. Ms. Brlas’ employment contract guarantees 100 percent of the target amount shown in column (e) for 2006.
(2)	The amounts in column (g) reflect the threshold payout level of performance shares under the LTIP, which is 50 percent of the target amount shown in column (h). The amount shown in column (i) is 150 percent of such target amount.
(3)	Mr. Carrabba was given a special award of 14,110 performance shares and 2,490 retention units on September 1, 2006, when he became CEO.
(4)	In connection with beginning her employment on December 11, 2006, Ms. Brlas was granted 6,800 performance shares and 1,200 retention units on such date.

Change in Calculation Methodology for Performance Shares

In connection with the adoption of the 2007 Incentive Plan, the Compensation Committee adopted a new methodology for calculating the payment of performance shares. Under the LTIP, a portion of the calculation was based on a cumulative quarter-by-quarter basis calculation of TSR. Under the 2007 Incentive Plan, this portion of the calculation will be eliminated, and the calculation will instead be based on cumulative TSR between the start and end of the performance period. The Compensation Committee has also given participants in the LTIP the option of having the old or new methodology apply to their outstanding performance shares for the 2005-2007 and 2006-2008 performance periods. Ms. Brlas and Messrs. Carrabba and Gunning have elected to apply the new methodology to their outstanding grants, and Messrs. Brinzo, Calfee, and Gallagher have elected to continue to have the old methodology apply to their outstanding grants. While the total impact of this change cannot be calculated at this time given the applicable performance periods have not been completed, the new methodology to date would result in a slightly lower TSR performance factor for the 2005-2007 performance period and a slightly higher TSR performance factor for 2006-2008 performance shares.

Outstanding Equity Awards At Fiscal Year-End

The following table shows in columns (b) and (c) the actual numbers of shares, and the fair market value of all (1) unvested restricted share awards under our ICE Plan and (2) unvested retention units under our LTIP outstanding on December 31, 2006. The fair market value of each restricted share and retention unit on December 31, 2006 was $48.44.

The table also shows in columns (d) and (e), for the named executive officers, the actual numbers of performance shares and the fair market value as of December 31, 2006 of all unvested and unearned performance shares assuming a market value of $48.44 per share (the closing market price of our common shares on December 29, 2006) and assumes that the performance shares pay off at the target level.

2006 Outstanding Equity Awards At Fiscal Year-End Table(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (b)		Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (e)
Joseph A. Carrabba	5,066	(3)	$245,397	6,460	(4)	$312,922
	27,906	(5)	1,351,767	14,110	(6)	683,488
	1,140	(7)	55,222	14,110	(9)	683,488
	2,490	(8)	120,616
	2,490	(9)	120,616
Laurie Brlas	1,200	(10)	58,128	6,800	(11)	329,392
David H. Gunning	25,000	(12)	1,211,000	11,560	(7)	559,966
	20,930	(5)	1,013,849
	2,040	(7)	98,818	10,370	(6)	502,323
	1,830	(8)	88,645
William R. Calfee	8,720	(5)	422,397	6,970	(4)	337,627
	7,300	(13)	353,612	6,630	(6)	321,157
	1,230	(7)	59,581
	1,170	(8)	56,675
Donald J. Gallagher	17,442	(5)	844,890	6,970	(4)	337,627
	7,300	(13)	353,612	7,140	(6)	345,862
	1,230	(7)	59,581
	1,260	(8)	61,034
John S. Brinzo	17,442	(5)(14)	844,890	28,390	(4)	1,375,212
	30,420	(13)(14)	1,473,545	26,350	(6)	1,276,394
	5,010	(7)	242,684
	4,650	(8)	225,246

(1)	Normally outstanding options would be listed on this table. There are no outstanding stock options for any named executive officers.
(2)	The amounts shown in this column reflect the number of unvested restricted shares granted under the ICE Plan and the number of retention units under the LTIP. Unless otherwise indicated, all of these awards vest on the last day of the second year following the year in which the award was granted.
(3)	One-half of these restricted shares vested May 23, 2007 and May 23, 2008.
(4)	This represents a performance share grant for the 2005-2007 performance period.
(5)	These restricted shares were granted on March 14, 2006. Mr. Gunning retired from the Company June 1, 2007. The grant became non-forfeitable upon his retirement. Restrictions were removed on 50 percent of the shares in order to satisfy the tax obligation. The balance of shares will vest March 14, 2009.
(6)	This represents a performance share grant for the 2006-2008 performance period.
(7)	This represents a grant of retention units for the 2005-2007 performance period.
(8)	This represents a grant of retention units for the 2006-2008 performance period.
(9)	This represents additional performance shares (14,110) and retention units (2,490) for the 2006-2008 performance period granted to Mr. Carrabba on September 1, 2006 upon becoming CEO.
(10)	This represents a grant of retention units for the 2006-2008 performance period made to Ms. Brlas upon becoming CFO on December 11, 2006. No proration will apply to this grant.
(11)	This represents a grant of performance shares for the 2006-2008 performance period made to Ms. Brlas upon becoming CFO on December 11, 2006. No proration will apply to this grant.
(12)	This represents a portion of the grant of restricted shares made on March 10, 2003 to Mr. Gunning. The restricted shares that have already vested from this grant are included in the “2006 Option Exercises and Stock Vested” table below. The restriction on the restricted shares listed above lifted on March 10, 2007.
(13)	This represents a grant of restricted shares made on March 8, 2005 that will vest on December 31, 2007.
(14)	Amendments to Mr. Brinzo’s restricted shares agreements dated September 18, 2006 and effective September 1, 2006, and another amendment dated May 17, 2007 and effective May 9, 2007, allows the restrictions on these shares to lapse the day after the May 2007 Board meeting.

Option Exercises And Stock Vested

The following table in columns (b) and (c) sets forth certain information regarding performance shares, retention units and restricted share awards that vested during 2006 for the persons named in the “2006 Summary Compensation Table” above based on the applicable fair market value. None of our named executive officers had stock options during the fiscal year ended December 31, 2006 and thus could not exercise them.

2006 Option Exercises And Stock Vested

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (b)		Value Realized on Vesting ($) (1) (c)
Joseph A. Carrabba(2)	2,534	(3)	91,591
Laurie Brlas(2)	—		—
David H. Gunning	25,000	(4)	1,049,938
	29,826	(5)	1,806,859
	4,260	(6)	206,354
William R. Calfee	24,365	(5)	1,476,032
	3,480	(6)	168,571
Donald J. Gallagher	19,323	(5)	1,170,587
	2,760	(6)	133,694
John S. Brinzo	91,998	(5)	5,573,239
	13,140	(6)	636,502

(1)	The value realized shown in column (c) is computed by multiplying the number of restricted shares, performance shares and retention units by the closing price of a common share on the date of vesting. Except as otherwise indicated, all awards vested on December 31, 2006. The closing price of a common share on December 29, 2006 was $48.44.
(2)	Mr. Carrabba and Ms. Brlas did not participate in the LTIP for the 2004-2006 performance period.

(3)	These restricted shares were granted on May 23, 2005. They vested on May 23, 2006 with a fair market value of $36.14 (on a post-split basis).
(4)	This represents one-fourth of the restricted shares that were granted on March 10, 2003. These restricted shares vested on March 10, 2006 with a fair market value of $42.00 (on a post-split basis).
(5)	This represents a performance share award granted on March 8, 2004 for the 2004-2006 performance period paid out to participants on March 1, 2007 at a fair market value of $60.58 per share on February 26, 2007. The performance shares would have been, based on the performance criteria, paid out at 175 percent. However, because of the maximum cap on payments, they were actually paid at 71 percent of the uncapped value, which was 133 percent.
(6)	This represents an award of retention units under the LTIP paid out to participants for the 2004-2006 performance period.

Pension Benefits

The table below shows the present value of accumulated benefits payable to the each named executive officer and the number of years of service credited to each such named executive officer under the Pension Plan and the SERP. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

The Pension Plan provides participants, including the named executive officers, with the greater of:

(a)	the sum of:

(1)	For service with us through June 30, 2008, his or her accrued benefit under the plan’s Final Average Pay Formula described below; and

(2)	For service with us after June 30, 2008, his or her cash balance credits and interest under the Cash Balance Formula described below; or

(b)	the sum of:

(1)	For service with us through June 30, 2003, his or her accrued benefit under the Final Average Pay Formula described below; and

(2)	For service with us after June 30, 2003, his or her cash balance credits and interest after June 30, 2003 under the Cash Balance Formula described below.

The Final Average Pay Formula provides a benefit that is generally based on a 1.65 percent pension formula. For each year of service up to June 30, 2003 or June 30, 2008, as the case may be, the plan provides 1.65 percent of Average Monthly Compensation. Average Monthly Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable date. The benefit is subject to an offset of 50 percent of Social Security benefits through the applicable date. Benefits are payable as an annuity, unreduced for early commencement, upon the attainment of normal retirement at age 65, or at 30 years of service, or at age 62 with 15 years of service. Benefits are payable as an annuity reduced for early commencement upon the attainment of age 55 with 15 years of service.

The Cash Balance Formula provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter, after the applicable date a credit is made to the account equal to a percentage of his or her pay ranging from four percent to ten percent based upon his or her age and service with transitional pay credits up to 13 percent during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

The compensation used to determine benefits under our Pension Plan is the sum of salary and annual incentive compensation paid under the MPI Plan to a participant during a calendar year. Pensionable earnings for each of our named executive officers during 2006 include the amount shown for 2006 in column (c) of the “2006 Summary Compensation Table” above, plus the amount of incentive compensation earned in 2005 and paid in 2006.

The SERP generally provides the named executive officers with the benefits which would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. Until November 2006, the SERP provided that each year’s accrued benefits were paid as soon as possible after the end of the year. Thus, in early 2006, the accruals under the SERP for 2005 were paid to all vested participants including Messrs. Calfee, Gallagher and Brinzo. In November, 2006 the SERP was amended effective for 2006 and future accruals, to eliminate the annual payments and to provide that SERP accruals will be paid at retirement.

2006 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year ($) (e)
Joseph A. Carrabba	Salaried Pension Plan	1.7	24,000	—
	Supplemental Retirement Benefit Plan	1.7	854,800	—
Laurie Brlas	Salaried Pension Plan	—	—	—
	Supplemental Retirement Benefit Plan	—	—	—
David H. Gunning	Salaried Pension Plan	5.7	190,800	—
	Supplemental Retirement Benefit Plan	5.7	340,400	—
William R. Calfee	Salaried Pension Plan	34.5	1,187,600	—
	Supplemental Retirement Benefit Plan	34.5	486,500	49,019	(3)
Donald J. Gallagher	Salaried Pension Plan	25.4	594,500	—
	Supplemental Retirement Benefit Plan	25.4	438,700	32,714	(3)
John S. Brinzo	Salaried Pension Plan	37.4	1,072,600	75,800
	Supplemental Retirement Benefit Plan	37.4	—	2,626,900	(3)(4)

Footnotes to Pension Benefits Table

(1)	The present value of accrued benefits were calculated using a 5.75 percent discount rate, the assumption that the executive would receive the benefits at age 65 unless he or she is entitled to an unreduced benefit at an earlier age, and using the GAM 1994 sex distinct mortality table.
(2)	Mr. Carrabba is not vested in the benefit amount shown in column (d).
(3)	In early 2006, Messrs. Calfee, Gallagher and Brinzo received payment of their accruals under the SERP for 2005: Mr. Calfee—$49,019; Mr. Gallagher—$32,714; and Mr. Brinzo—$147,065.
(4)	Upon his retirement September 1, 2006, Mr. Brinzo received a lump sum payment of all his benefits under the SERP equal to $2,479,835.

Nonqualified Deferred Compensation

Pursuant to our VNQDC Plan, the named executive officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the MPI Plan, and their stock award or cash award which may be payable under the LTIP. Cash compensation awards deferred into stock units will be matched with a 25 percent match by us.

Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Stock awards, which can only be deferred into stock units, are denominated in our common shares and vary with our share price performance.

Additionally, the VNQDC Plan provides that if a participant is entitled to receive a discretionary performance based contribution under the Savings Plan, but is limited in the amounts which can be contributed to the Savings Plan by certain Internal Revenue Code limitations, then the balance of such performance based contribution will be credited to the participant’s account under the VNQDC Plan. Similarly, if a named executive officer’s salary reduction contributions to the Savings Plan are limited by Internal Revenue Code limitations, the amount that exceeds the limit will be credited to the executive’s account under the VNQDC Plan together with the match he or she would have had under the Savings Plan.

This table discloses in column (b), “Executive Contributions in Last FY,” the contributions by each named executive officer to the VNQDC Plan. The contributions include pre-tax contributions of salary, pre-tax contributions of incentive bonuses, pre-tax contributions of stock awards, and pre-tax contributions of cash awards.

Column (c) of the Table, “Registrant Contributions in Last FY,” includes matching contributions we made of behalf of the named executive officers to the VNQDC Plan and performance-based contributions authorized under the Savings Plan that were credited to the VNQDC Plan.

Column (d) of the Table, “Aggregate Earnings in Last FY,” includes interest earned on cash deferrals and dividends earned on deferred shares.

2006 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year(1) (b)	Registrant Contributions in Last Fiscal Year(2) (c)	Aggregate Earnings in Last Fiscal Year(3) (d)	Aggregate Withdrawals / Distributions (e)		Aggregate Balance at Last Fiscal Year-End(4) (f)
Joseph A. Carrabba	$36,661	$12,702	$3,497	—		$80,053
Laurie Brlas	—	—	—	—		—
David H. Gunning	—	19,575	3,182	—		43,619
William R. Calfee	11,611	15,983	146,711	—		1,279,099
Donald J. Gallagher	222,435	12,140	153,552	—		2,436,907
John S. Brinzo	—	41,775	(1,204,842)	$5,398,162	(5)	106,905

(1)	The amounts in column (b) represents pre-tax contributions of salary, incentive bonuses, and performance share and retention unit awards to the VNQDC Plan by the named executive officers.
(2)	The amounts in column (c) reflect the sum of (i) our matching contributions made on behalf of the named executive officers to the VNQDC Plan, and (ii) performance-based contributions authorized under the Savings Plan but that were credited to the VNQDC Plan. The matching contributions for the named executive officers were: Carrabba—$12,702; and Calfee—$3,633. The performance-based contributions for the named executive officers were: Gunning—$19,575; Calfee—$12,350; Gallagher—$12,140; and Brinzo—$41,775.
(3)	The amounts in column (d) reflect the sum of (i) interest earned on cash deferrals, (ii) dividends earned on deferred shares, and (iii) the increase (or decrease) in the value of deferred common shares held in the participant’s account from January 1, 2006 through December 31, 2006, or in the case of Mr. Brinzo, the date of distribution from the VNQDC Plan. The interest earned by the named executive officers was: Carrabba—$3,497; Gunning—$3,182; Calfee—$94,304; Gallagher—$16,027; and Brinzo—$8,255. The dividends earned by the named executive officers were: Calfee—$9,425; Gallagher—$22,183; and Brinzo—$50,314. Messrs. Calfee and Gallagher reinvested a portion of their dividends into common deferred shares. The change in valuation of the deferred common shares for Messrs. Calfee, Gallagher, and Brinzo was $42,982, $115,343, and ($1,263,411), respectively.

(4)	In column (f) Mr. Gallagher’s aggregate balance includes 47,887 deferred common shares and Mr. Calfee’s aggregate balance includes 19,873 deferred common shares. Our common shares had a closing market price of $48.44 on December 29, 2006.
(5)	Mr. Brinzo received a distribution of $3,705,733.43, consisting of 99,817 common shares and $27.33 in cash on September 5, 2006 and a distribution of $1,692,428.69, consisting of 44,136 common shares and $33.77 in cash on October 2, 2006.

Potential Payments Upon Termination Or Change Of Control

The table below reflects the compensation payable to each of the named executive officers in the event of termination of such executive’s employment under a variety of different circumstances including the named executive officer’s voluntary termination, involuntary not-for-cause termination, and termination following a change of control. In addition, for Mr. Calfee the amount payable upon his early retirement is shown and for Mr. Brinzo the amounts actually paid on his retirement September 1, 2006 are shown. The amounts shown assume in all cases other than Mr. Brinzo that such termination was effective as of December 29, 2006. All amounts shown except for Mr. Brinzo are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon All Terminations

If a named executive officer’s employment terminates, he is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under our Pension Plan, our SERP, our Savings Plan, and our VNQDC Plan;

•	Undistributed performance shares and unpaid retention units for periods which have been completed; and

•	Restricted shares where the restrictions have lapsed.

Additional Payments Upon Involuntary Termination Without Cause

In the event that a named executive officer is terminated involuntarily without cause, he or she would typically receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee taking into account the nature of the termination, the length of the executive’s service, and the executive’s grade level. There is no legally binding agreement requiring that any such payments or benefits be paid to any named executive officer except in the case of a change in control prior to the termination:

•	Severance payments;

•	Continued health insurance benefits;

•	Out-placement services; and

•	Financial services.

Since all such benefits are at the discretion of the Compensation Committee, it is impossible to estimate the amount that would be paid in such circumstances.

Additional Payments Upon Retirement

None of the named executive officers were eligible to retire on December 31, 2006 other than Mr. Calfee. In the event of his retirement the following additional amounts will be paid in addition to the amounts payable to all terminated salaried employees:

•	a pro-rata portion of the annual incentive award under the MPI Plan for the year in which he retires;

•	any unpaid annual incentive award under the MPI Plan for the year prior to the year of retirement;

•	a pro-rata portion of his performance shares and retention units will be paid when such shares and units would otherwise be paid; and

•	a pro-rata portion of any performance based contribution to the Savings Plan and the VNQDC Plan for the year of retirement.

In addition, he will keep his restricted shares and the restrictions on sale of the shares will lapse at the end of the restriction period, he will be entitled to retiree medical and life insurance for the rest of his life and the life of his spouse on the same terms as any other salaried employee hired prior to 1993, and he will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

As of September 1, 2006 Mr. Brinzo retired. This was eight months earlier than anticipated because he was expected to continue to serve as CEO until the annual meeting. In so retiring, Mr. Brinzo gave up substantial opportunities for salary and annual incentive compensation. In recognition of the salary and incentive compensation being forgone and in recognition of his service to us, Mr. Brinzo was provided the following additional benefits:

•	a lump sum payment of $1,000,000;

•

an extra lump sum payment of $130,000 was paid to Mr. Brinzo reflecting the accrued pension benefit Mr. Brinzo would have had if the $1,000,000 payment were recognized as pensionable under the cash balance formula in our Pension Plan;

•

a modification of the performance share agreements so that his service as a non-employee Chairman of the Board will be recognized in determining the portion of the performance shares that he will earn, a cost to the Company of $542,379;

•	a modification of his restricted share agreements so that all restrictions on his restricted shares will lapse on the day after the May 8, 2007 Board meeting;

•	secretarial services until age 72, an estimated cost of $21,000;

•	a lifetime membership in the Union Club, Cleveland, Ohio, a value of $36,000; and

•	financial services for three years, an estimated benefit of $7,500 per year.

Additional Payments Because of Change in Control Without Termination

Under the terms of the restricted shares agreements and performance share agreements, each named executive officer is entitled to the following benefits upon the occurrence of a change in control regardless whether the employment of the named executive officer is terminated:

•	the restrictions on the restricted shares lapse immediately;

•	the performance shares vest immediately; and

•	the retention units vest immediately.

For this purpose, a change in control generally means the occurrence of any of the following events:

(1)	The acquisition by any individual, entity or group of beneficial ownership of 30% or more of the combined voting power of our then outstanding voting stock (subject to exception);

(2)	a majority of the members of the Board of Directors on the date of the agreement are replaced other than in certain circumstances;

(3)	consummation of a merger, reorganization, consolidation, sale of substantially all the assets of or other transaction involving us, unless, in each case, immediately following such transaction we are the survivor and certain requirements are satisfied; or

(4)	approval by our shareholders of a complete liquidation or dissolution, except certain transactions.

Additional Payments Upon Termination Without Cause after Change in Control

Each of the named executive officers other than Mr. Brinzo has a written severance agreement that applies only in the event of termination during the two years after a change in control. If one of the named executive officers is involuntarily terminated during the two years after a change in control, for a reason other than cause, he or she will be entitled to the following additional benefits:

(1)	A lump sum payment in an amount equal to three (3) times the sum of (A) base salary (at the highest rate in effect for any period prior to the termination date), plus (B) annual incentive pay at the target level for the current year or prior year whichever is greater.

(2)	Coverage for a period of thirty-six (36) months following the termination date, by health, life insurance and disability benefits.

(3)	A lump sum payment in an amount equal to the sum of the future pension benefits that the executive would have been entitled to receive three (3) years following the termination date under the SERP.

(4)	Prorata incentive pay for the year in which the termination date occurs.

(5)	Outplacement services in an amount up to 15% of the executive’s base salary.

(6)	Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the executive, his or her spouse and any eligible dependents at the normal participant cost based on the executive’s age.

(7)	A gross-up payment for any taxes imposed on the executive under Internal Revenue Code section 4999 relating to excess parachute payments.

(8)	He will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

Similar benefits are paid if the executive voluntarily terminates his or her employment during the two years following a change in control by reason of any one of the following happening:

(1)	Failure to maintain the executive in the office or position, or a substantially equivalent office or position, which the executive held immediately prior to a change in control;

(2)	(a) a significant adverse change in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties, (b) a reduction in the executive’s base salary, (c) a reduction in the executive’s opportunity to receive incentive pay, or (d) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or value thereof;

(3)	A change in circumstances that has substantially hindered executive’s performance of his or her job;

(4)	Certain corporate transactions;

(5)	We relocate our principal executive offices in excess of 25 miles from the prior location; or

(6)	Breach of the agreement.

For purposes of the severance agreements, “cause” generally means termination of an executive for the following acts: (a) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with us; (b) intentional wrongful damage to our property; (c) intentional wrongful disclosure of our secret processes or confidential information; or (d) intentional wrongful engagement in any competitive activity.

In order to receive benefits under the severance agreements, the named executive officers may not disclose our confidential and proprietary information, may not go into competition with us, and may not solicit our employees to leave our employment.

The following tables show the benefits payable to the named executive officers upon various types of terminations of employment and change in control assuming an effective date of December 29, 2006:

Joseph Carrabba

Benefit	Voluntary Termination or For Cause Termination	Retirement	Involuntary Termination	Change in Control Without Termination	Termination Without Cause after Change in Control
Cash Severance	$—	$—	$—	$—	$3,900,000
Bonus	$—	$—	$—	$—	$466,667
Equity
Restricted Share Grants	$—	$—	$1,604,450	$1,604,450	$1,604,450
Performance Shares	—	—	635,563	2,374,122	2,374,122
Retention Units	—	—	85,958	297,799	297,799

Total	$—	$—	$2,325,971	$4,276,371	$4,276,371
Retirement Benefits
Pension	$—	$—	$—	$—	$1,184,000
Retiree Welfare	$—	—	—	—	136,000

Total	$—	$—	$—	$—	$1,320,000
Nonqualified Deferred Compensation	$80,053	$80,053	$80,053	$80,053	$80,053
Other Benefits
Health & Welfare	$—	$—	$—	$—	$32,090
Outplacement	—	—	—	—	90,000
Perquisites	—	—	—	—	20,161
Tax Gross-Ups	—	—	—	—	3,841,022

Total	$—	$—	$—	$—	$3,983,273
Total	$80,053	$80,053	$2,406,024	$4,356,424	$14,026,364

Laurie Brlas

Benefit	Voluntary Termination or For Cause Termination	Retirement	Involuntary Termination	Change in Control Without Termination	Termination Without Cause after Change in Control
Cash Severance	$—	$—	$—	$—	$1,755,000
Bonus	$—	$—	$—	$—	$220,000
Equity
Restricted Share Grants	$—	$—	$—	$—	$—
Performance Shares	—	—	6,038	330,888	330,888
Retention Units	—	—	1,066	58,392	58,392

Total	$—	$—	$7,104	$389,280	$389,280
Retirement Benefits
Pension	$—	$—	$—	$—	$76,600
Retiree Welfare	—	—	—	—	—
Total	$—	$—	$—	$—	$76,600
Nonqualified Deferred Compensation	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$32,090
Outplacement	—	—	—	—	54,750
Perquisites	—	—	—	—	0
Tax Gross-Ups	—	—	—	—	1,062,336

Total	$—	$—	$—	$—	$1,149,176
Total	$—	$—	$7,104	$389,280	$3,590,056

David Gunning

Benefit	Voluntary Termination or For Cause Termination	Retirement	Involuntary Termination	Change in Control Without Termination	Termination Without Cause after Change in Control
Cash Severance	$—	$—	$—	$—	$2,370,000
Bonus	$—	$—	$—	$—	$260,769
Equity
Restricted Share Grants	$—	$—	$2,234,954	$2,234,954	$2,234,954
Performance Shares	—	—	1,548,953	2,241,766	2,241,766
Retention Units	—	—	273,345	395,606	395,606

Total	$—	$—	$4,057,252	$4,872,326	$4,872,326
Retirement Benefits
Pension	$531,200	$—	$531,200	$—	$614,100
Retiree Welfare	—	—	—	—	134,900

Total	$531,200	$—	$531,200	$—	$749,000
Nonqualified Deferred Compensation	$43,619	$43,619	$43,619	$43,619	$43,619
Other Benefits
Health & Welfare	$—	$—	$—	$—	$32,090
Outplacement	—	—	—	—	65,250
Perquisites	—	—	—	—	13,339
Tax Gross-Ups	—	—	—	—	2,233,171

Total	$—	$—	$—	$—	$2,343,850
Total	$574,819	$43,619	$4,632,071	$4,915,945	$10,639,564

William Calfee

Benefit	Voluntary Termination or For Cause Termination	Retirement	Involuntary Termination	Change in Control Without Termination	Termination Without Cause after Change in Control
Cash Severance	$—	$—	$—	$—	$1,860,000
Bonus	$—	$285,000	$—	$—	$201,000
Equity
Restricted Share Grants	$—	$—	$779,533	$779,533	$779,533
Performance Shares	—	—	1,173,162	1,621,351	1,621,351
Retention Units	—	—	207,029	286,121	286,121

Total	$—	$—	$2,159,724	$2,687,005	$2,687,005
Retirement Benefits
Pension	$1,674,000	$1,674,000	$1,674,000	$—	$1,937,500
Retiree Welfare	164,970	164,970	164,970	—	169,000

Total	$1,838,970	$1,838,970	$1,838,970	$—	$2,106,500
Nonqualified Deferred Compensation	$1,268,890	$1,268,890	$1,268,890	$1,268,890	$1,268,890
Other Benefits
Health & Welfare	$—	$—	$—	$—	$32,090
Outplacement	—	—	—	—	50,250
Perquisites	—	—	—	—	73,120
Tax Gross-Ups	—	—	—	—	1,688,740

Total	$—	$—	$—	$—	$1,844,200
Total	$3,107,860	$3,392,860	$5,267,584	$3,955,895	$9,967,595

Don Gallagher

Benefit	Voluntary Termination or For Cause Termination	Retirement	Involuntary Termination	Change in Control Without Termination	Termination Without Cause after Change in Control
Cash Severance	$—	$—	$—	$—	$2,070,000
Bonus	$—	$—	$—	$—	$225,000
Equity
Restricted Share Grants	$—	$—	$1,203,946	$1,203,946	$1,203,946
Performance Shares	—	—	992,687	1,447,634	1,447,634
Retention Units	—	—	175,180	255,466	255,466

Total	$—	$—	$2,371,813	$2,907,046	$2,907,046
Retirement Benefits
Pension	$654,300	$—	$654,300	$—	$1,606,800
Retiree Welfare					123,400

Total	$654,300	$—	$654,300	$—	$1,730,200
Nonqualified Deferred Compensation	$2,411,487	$2,411,487	$2,411,487	$2,411,487	$2,411,487
Other Benefits
Health & Welfare	$—	$—	$—	$—	$32,090
Outplacement	—	—	—	—	56,250
Perquisites	—	—	—	—	38,826
Tax Gross-Ups	—	—	—	—	2,382,559

Total	$—	$—	$—	$—	$2,509,725
Total	$3,065,787	$2,411,487	$5,437,600	$5,318,533	$11,853,458

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Cleveland-Cliffs Inc’s Annual Report on Form 10-K for the year ended December 31, 2006 and its definitive proxy statement on Schedule 14A for its 2007 annual meeting, as filed with the Securities and Exchange Commission.

Francis R. McAllister, Chairman

James D. Ireland III

Roger Phillips

Richard K. Riederer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2006 was or has been an officer or employee of ours or engaged in transactions with us (other than in his or her capacity as director).

None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of us.

AGREEMENTS AND TRANSACTIONS

We have entered into indemnification agreements with each current member of the Board of Directors. The form and execution of the indemnification agreements were approved by our shareholders at the annual meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.

In order to promote mutual appreciation of management and union interests, we and the USW reached a new agreement in 2004 on a process under which the USW may designate a member of the Board of Directors, provided that individual is acceptable to the Chairman, is recommended by the Board Affairs Committee of the Board of Directors, and is elected by the full Board. This agreement superseded a general understanding between the USW and certain of our subsidiaries reached in 1993. Such designee would be subject to annual nomination by us, election by vote of the shareholders, and all laws and our policies applicable to the Board of Directors. Susan M. Green has been proposed by the USW and has been recommended to the full Board of Directors by the Board Affairs Committee as a nominee for election at the annual meeting. This arrangement is concurrent with our U.S. labor agreements that may be terminated by either party on September 1, 2008. The Board of Directors has approved the nomination of Ms. Green for election as Director.

Jones Day is a law firm that we have retained for specific legal services, on a case-by-case basis, for over thirty years. The fees paid by us to Jones Day during 2006 were approximately $1.4 million, which amount is substantially less than .1 percent of Jones Day’s gross revenues for 2006. Mr. Gunning is the father-in-law of Gina K. Gunning, a partner of Jones Day. During 2006, Ms. Gunning did not personally render legal services to us or supervise any attorney in the rendering of legal services to us, and Ms. Gunning did not receive any direct compensation from fees paid by us to Jones Day.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Audit Committee reviews and approves all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, requires our Directors and officers and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that all of our Directors, officers and ten percent or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2006. Due to an administrative oversight, an exchange of a deferred cash bonus for shares on behalf of Mr. Trethewey transacted on February 13, 2007, was reported March 7, 2007. It has also come to our attention that eight Forms 4 filed on March 15, 2004 were two days late because they incorrectly identify March 11, 2004, rather than March 8, 2004, as the grant date for awarding retention units to all of our executive officers at the time under our LTIP.

2007 INCENTIVE EQUITY PLAN

(Proposal No. 2)

Our shareholders are asked to consider and vote upon a proposal to approve the 2007 Incentive Plan. Our Board of Directors approved the 2007 Incentive Plan on March 13, 2007. The 2007 Incentive Plan was effective as of January, 2007, contingent on approval by our shareholders.

The 2007 Incentive Plan authorizes up to 2,000,000 of our common shares to be issued as stock option, stock appreciation rights, or SARs, restricted shares, restricted share units, retention units, deferred shares, performance shares or performance units. Each stock option and SAR will reduce the common shares available under the 2007 Incentive Plan by one common share. Each other award will reduce the common shares available under the 2007 Incentive Plan by two common shares.

The Compensation Committee granted awards under the 2007 Incentive Plan to the officers, mine managers and other key employees on March 13, 2007. Such awards are contingent on approval of the 2007 Incentive Plan by our shareholders. The awards made on March 13, 2007 included performance shares and retention units for the named executive officers as set forth in the following table:

New Plan Benefits

2007 Incentive Plan

Name and Position	Performance Shares		Retention Units
	Dollar Value	Number of Units	Dollar Value	Number of Units
Joseph A. Carrabba	$1,772,837	31,450	$312,854	5,550
Laurie Brlas	574,974	10,200	101,466	1,800
David H. Gunning(1)	828,921	14,705	146,280	2,595
William R. Calfee	316,236	5,610	55,806	990
Donald J. Gallagher	598,931	10,625	105,694	1,875
John S. Brinzo(2)	—	—	—	—
Executive Group(3)	6,800,731	117,300	1,200,129	20,700
Non-Executive Director Group(4)	—	—	—	—
Non-Executive Officer Employee Group	6,963,950	123,540	1,463,365	25,960

(1)	Mr. Gunning retired from the company June 1, 2007. The number of shares granted on March 13, 2007 will be prorated based on the number of months Mr. Gunning worked during the 36-month performance period.
(2)	Mr. Brinzo did not receive any awards under the 2007 Incentive Plan due to his retirement September 1, 2006.
(3)	The totals in the Executive group include the NEO grant numbers listed above.
(4)	In 1996, shareholders approved a Nonemployee Directors’ Plan (“Directors’ Plan”) which allowed the Non-Executive Director Group a total number of 200,000 shares to be issued under the Directors’ Plan. No shares under the 2007 Incentive Plan will be issued to Nonemployee Directors.

The performance shares are intended to meet the requirements of Internal Revenue Code section 162(m) for deduction while the retention units are not. No stock options, SARs, restricted stock, restricted share units, deferred shares or performance units have been issued under the 2007 Incentive Plan.

Shareholder approval of the 2007 Incentive Plan will result in termination of the various incentive compensation and long-term compensation programs we currently maintain, including the ICE Plan, the LTIP and the Cleveland-Cliffs Inc 2000 Retention Unit Plan, which we refer to collectively as the existing incentive plans. All outstanding awards under the existing incentive plans will continue in effect in accordance with their terms and the terms of the existing incentive plans until vested or expiration.

If the 2007 Incentive Plan is not approved, the existing incentive plans will remain in effect and will be available for issuance of awards. 1,321,662 common shares remain available for issuance as awards under the existing plans.

The 2007 Incentive Plan is not the exclusive means of providing incentive compensation to executives and other employees eligible to participate in the 2007 Incentive Plan, and we reserve the right to pay incentive compensation to them under another plan or without regard to any plan in appropriate circumstances.

The following summary description of the material features of the 2007 Incentive Plan is not intended to be exhaustive and is qualified by reference to the copy of the 2007 Incentive Plan attached to this proxy statement as Annex B.

Purpose and Eligibility

The purpose of the 2007 Incentive Plan is to replace the existing incentive plans and enhance our ability to attract, retain and motivate highly qualified officers, mine managers, and other key employees to serve us and our affiliates

Awards may be granted under the 2007 Incentive Plan to our officers, mine managers, and other key employees or any of our affiliates. Only our employees or any of our affiliates are eligible to receive incentive stock options.

Effective Date and Term

The 2007 Incentive Plan was effective as of March 13, 2007, if it is approved by our shareholders, and will expire on March 13, 2013, unless earlier terminated by our Board of Directors.

Administration, Amendment, Discontinuance and Termination

The Compensation Committee will have the power and authority to administer the 2007 Incentive Plan, to interpret the terms and intent of the 2007 Incentive Plan, determine eligibility for and terms of awards for participants and make all other determinations necessary or advisable for the administration of the 2007 Incentive Plan. To the extent permitted by law, the Compensation Committee may delegate its authority under the 2007 Incentive Plan to our CEO.

The Board of Directors may amend, alter or discontinue the 2007 Incentive Plan at any time with respect to any common shares available under the plan as to which awards have not been made. No such action may increase the number of common shares authorized or reprice previously issued stock options or SARs (except upon the occurrence of a merger or other transaction described below) or otherwise amend or alter the 2007 Incentive Plan without the approval of shareholders if shareholder approval is required under applicable laws, regulations or securities exchange requirements.

Unless discontinued earlier, the 2007 Incentive Plan will terminate on March 13, 2013. Awards previously granted will continue in full force and effect in accordance with the terms of the award and the terms of the 2007 Incentive Plan as in effect when the award was made.

Awards

Awards under the 2007 Incentive Plan may be made in the form of:

•	Stock options, which may be either incentive stock options or non-qualified stock options;

•	SARs;

•	Restricted shares;

•	Restricted share units or retention units;

•	Deferred shares;

•	Performance shares;

•	Performance units; or

•	Any combination of the foregoing.

Any of the foregoing awards may be made subject to attainment of performance goals over a performance period of one or more years.

An incentive stock option is a stock option that meets the requirements of Section 422 of the Internal Revenue Code, and a non-qualified stock option is a stock option that is governed by Section 83 of the Internal Revenue Code but does not meet the requirements of Section 422 of the Internal Revenue Code.

A SAR is a right to receive upon exercise, in the form of common shares, cash or a combination thereof, the excess of the fair market value of one common share on the exercise date over the grant price of such SAR or, if it is a SAR granted in conjunction with a stock option, the excess of the fair market value of one common share over the exercise price of such stock option.

A restricted share is an award of common shares on which are imposed restrictions over specified periods that subject the common shares to a risk of forfeiture.

Restricted share units are awards that represent a conditional right to receive common shares or cash in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted shares. Retention units are a type of restricted share units which are typically paid in cash and do not have any performance goals attached to them.

A deferred share is an award which will be payable in common shares on a future date assuming continued employment and/or attainment of certain performance goals.

Performance shares and performance units are awards of common shares, cash or a combination thereof, the value for which at the time the award is payable is determined by the extent to which the applicable performance criteria have been met.

Common Shares Subject to 2007 Incentive Plan

Subject to adjustment as described below, a total of 2,000,000 common shares will be available for issuance under the 2007 Incentive Plan. Common shares issued under the 2007 Incentive Plan may be newly-issued common shares or common shares that have been reacquired in the open market or in private transactions. Awards of stock options and SARs reduce the number of common shares available for future awards on a one-to-one basis. All other awards reduce the number of common shares available by two common shares for each common share covered by the award.

Any common shares covered by an award, or portion of an award, granted under the 2007 Incentive Plan that is terminated, forfeited, canceled, or expires will be deemed not to have been issued for purposes of determining the maximum number of common shares available for issuance under the 2007 Incentive Plan.

The 2007 Incentive Plan has a number of limitations on the common shares reserved for issuance or amount of awards that may be granted. The maximum number of common shares available with respect to all stock options granted under the 2007 Incentive Plan that may be incentive stock options is 2,000,000 common shares. The aggregate number of common shares underlying awards granted under the plan to any one participant in any fiscal year, regardless of whether such awards are thereafter canceled, forfeited or terminated, shall not exceed the number of common shares having a fair market value on the date of grant equal to $5,000,000. The foregoing limitations are subject to adjustment as described below.

Terms and Conditions of Awards

Terms and Conditions of Stock Options

A stock option granted under the 2007 Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. No stock option may be exercisable more than ten years from the date of grant. The Compensation Committee may include in the stock option agreement the period during which an option may be exercised following termination of employment or service. Vesting of stock options may be subject to satisfaction of individual performance objectives or one or more of the performance objectives that are described below under “Corporate Performance Objectives.”

The exercise price per common share under each stock option granted under the 2007 Incentive Plan may not be less than 100% of the fair market value of the common shares on the date of grant. For so long as the common shares remain listed on NYSE, the fair market value of the common shares will be the closing price of the common shares as reported on NYSE on the date of grant.

Except upon the occurrence of a transaction described in the section entitled “Adjustment of Common Shares Subject to 2007 Incentive Plan” below, no amendment or modification may be made to an outstanding stock option which reduces the stock option price, either by lowering the stock option price or by canceling the outstanding stock option and granting a replacement option with a lower stock option price.

Payment of the stock option price for common shares purchased pursuant to the exercise of a stock option may be made in cash or in cash equivalents acceptable to the Compensation Committee or, to the extent permitted by law and at the discretion of the Compensation Committee, through a broker-assisted cashless exercise, the tender to us of common shares or by a combination of cash payment, cashless exercise, and/or tender of common shares or any other method that is approved by the Compensation Committee.

In the case of incentive stock options, the aggregate fair market value of the common shares determined on the date of grant with respect to which such stock options are exercisable for the first time during any calendar year may not exceed $100,000.

Stock options are generally non-transferable during the optionee’s lifetime. Stock options can be transferred by will, beneficiary designation, or the laws of descent and distribution. The Compensation Committee may, in its discretion, determine that an award of non-qualified stock options also may be transferred to family members by gift or other transfers deemed not to be for value.

The Compensation Committee may impose restrictions on any common shares acquired pursuant to the exercise of a stock option as it deems advisable, including minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the common shares are then listed and/or traded, under any blue sky or state securities laws applicable to the common shares, or to prevent a sale of the common shares if after the sale the holder will not be in compliance with any applicable common share ownership guidelines.

Terms and Conditions of SARs

SARs may be granted in conjunction with all or a part of any stock option granted under the 2007 Incentive Plan, or without regard to any stock option. The Compensation Committee will determine at the SAR grant date the time or times at which and the circumstances under which a SAR may become vested and exercisable in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, whether or not a SAR will be in tandem or in combination with any other grant, and any other terms and conditions of any SAR. Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance objectives that are described below in the section entitled “Corporate Performance Objectives” or to such other terms and conditions as the Compensation Committee, in its sole discretion, may impose.

Upon exercise of an SAR, the holder will be entitled to receive, in cash or common shares, the excess of the fair market value of one common share on the exercise date over the fair market value of a common share on the grant date. Except upon the occurrence of a merger or other transaction described below, no amendment or modification may be made to an outstanding SAR which reduces the SAR grant price, either by lowering the SAR grant price or by canceling the outstanding SAR and granting a replacement SAR with a lower SAR grant price.

Awards of SARs are generally nontransferable, except for transfers by will, beneficiary designation, or the laws of descent and distribution.

Terms and Conditions of Deferred Shares

The Compensation Committee may award deferred shares in such numbers and upon such terms as the Compensation Committee may determine. Each award constitutes an agreement to issue common shares to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions, including performance objectives, as the Compensation Committee may specify, and subject to the payment of such purchase price, as shall be specified by the Compensation Committee, which purchase price can be less than the fair market value of a common share on the date of grant and can be zero.

Unless otherwise specified by the Compensation Committee, earned deferred shares are paid in common shares equal to the value of such deferred shares. Any common shares issued based upon deferred shares may be granted subject to any restrictions that the Compensation Committee deems appropriate.

Terms and Conditions of Restricted Shares and Restricted Share Units

Subject to the provisions of the 2007 Incentive Plan, the Compensation Committee will determine the terms and conditions of each award of restricted shares and restricted share units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common shares subject to the award. Except as prohibited by law and any award agreement, holders of restricted shares will have the right during the restricted period to exercise full voting rights with respect to the restricted shares and the right to receive any dividends declared or paid with respect to the restricted shares subject to such additional restrictions as the Compensation Committee may require. Awards of restricted shares and restricted share units may be subject to satisfaction of individual performance objectives or one or more of the performance objectives that are described below in the section entitled “Corporate Performance Objectives.” An award will be subject to forfeiture if events specified by the Compensation Committee occur before the lapse of the restrictions.

Awards of restricted shares and restricted share units are generally nontransferable during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Terms and Conditions of Performance Shares and Performance Units

The Compensation Committee may award performance shares and performance units in such amounts and upon such terms as the Compensation Committee may determine. Each performance share will have an initial value that is equal to the fair market value of a common share on the date of grant. Each performance unit will have an initial value set by the Compensation Committee. The Compensation Committee may set performance goals, described below in the section entitled “Corporate Performance Objectives” in its discretion that, depending on the extent to which they are met, will determine the value and/or number of performance shares and performance units that will be paid out to a participant. Performance units shall be paid in the form of cash or in common shares or a combination thereof equal to the value of the earned performance units.

Vesting of Awards

Unless otherwise specified in the award by the Compensation Committee, a participant will be 100% vested in his or her awards upon death or disability and will be partially vested upon his or her retirement or termination by us not for cause based on the proportion of vested service over the performance period. Participants who are terminated for cause will forfeit his or her awards whether vested or not.

Adjustment of Common Shares Subject to 2007 Incentive Plan

Upon a recapitalization, stock split, reverse stock split, reorganization, merger, or consolidation, the common shares subject to the 2007 Incentive Plan, including any common shares subject to an outstanding award, any exercise price, purchase price, or performance goal under an outstanding award, will be adjusted to reflect the transaction. In the event of a dividend or other distribution, split-up, spin-off, combination, issuance of warrants, or other similar corporate transaction or event, the Compensation Committee will determine if it is appropriate to adjust the number of common shares subject to the plan or existing awards or the exercise price, purchase price or performance goals of common shares subject to existing awards.

Effect of Change in Control

Upon the occurrence of a change in control, as described below, all outstanding stock options, restricted shares, restricted share units, deferred shares, performance shares, performance units, and SARs automatically become fully vested.

A change in control means the occurrence of any of the following events:

(a)	Any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(b)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing 35% or more of the total voting power of our stock.

(c)	A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

Corporate Performance Objectives

Section 162(m) of the Internal Revenue Code limits public companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their CEO and the four most highly compensated executive officers determined at the end of each year. Performance-based compensation is excluded from this limitation. The 2007 Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Section 162(m) requires that, to qualify as performance-based, the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals. In the case of compensation attributable to 2007 Incentive Plan awards other than options, the performance goal requirement is deemed satisfied if the vesting of such awards is subject to the achievement of performance goals based on objective business criteria. To establish performance objectives for these awards, the Compensation Committee will exclusively use business criteria specified in the 2007 Incentive Plan. The performance objectives may be stated either on an absolute or relative basis and may be based on one or more of such business criteria.

The business criteria are: net earnings or net income; operating earnings; pretax earnings; earnings per common share; common share price, including growth measures and total shareholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; sales or revenues, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including pre-tax or after-tax, before or after depreciation and amortization: return on assets, capital, investment, equity, sales or revenue; economic profit or economic value added; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; productivity ratios; expense or cost targets; market share; financial ratios as provided in our credit agreements; working capital targets; including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (i.e. relative to sales or cost of goods sold, including number of days) completion of acquisitions of business or companies; completion of divestitures and asset sales; safety performance, and any combination of any of the foregoing business criteria.

The Compensation Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on our absolute performance or business unit performance and/or on performance as compared with that of other publicly-traded companies.

Resales of Common Shares by Participants

Common shares issued pursuant to the 2007 Incentive Plan will be eligible for sale by the participants in the public market without restriction under the Securities Act of 1933, or the Securities Act, except that any common shares purchased by an “affiliate” of ours (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.

A participant that is an affiliate of ours may sell in the public market the common shares issued to such participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose common shares are aggregated) is entitled to sell within any three-month period the number of common shares that does not exceed the greater of (1) one percent of the then-outstanding common shares and (2) the reported average weekly trading volume of the then-outstanding common shares during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about us.

Federal Income Tax Consequences

Federal Income Tax Consequences of Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the 2007 Incentive Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the common shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-incentive stock options, as summarized below.

If an option holder sells the option common shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option common shares is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option common shares is qualifying, any excess of the sale price of the option common shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option common shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the common shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the common shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering common shares with a fair market value equal to part or all of the exercise price, the exchange of common shares will be treated as a nontaxable exchange, except that this treatment would not apply if the option holder acquired the common shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of common shares received, and the new common shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred common shares.

Federal Income Tax Consequences of Non-Qualified Stock Options

An option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the common shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements and Section 162(m) of the Internal Revenue Code.

An option holder who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the common shares will be the fair market value of the common shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the common shares acquired on exercise of the transferred options will be required to be included in the option holder’s estate for estate tax purposes.

If an option holder tenders common shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the common shares tendered, even if the common shares were acquired pursuant to the exercise of an incentive stock option, and the option holder will be treated as receiving an equivalent number of common shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the common shares tendered will be treated as the substituted tax basis for an equivalent number of common shares received, and the new common shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred common shares. The difference between the aggregate exercise price and the aggregate fair market value of the common shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Federal Income Tax Consequences of SARs

The grant of SARs will not result in taxable income to the participant or a deduction to us. Upon exercise of a SAR, the participant will recognize ordinary income, and we will have a corresponding deduction in an amount equal to the cash or the fair market value of the common shares received by the participant. We would be entitled to a deduction equal to the amount of any compensation income taxable to the participant.

Federal Income Tax Consequences of Restricted Share and Restricted Share Units

A grantee of restricted shares will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are nontransferable and subject to a substantial risk of forfeiture. However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. We generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year the grantee is taxed on the income, subject to Section 162(m) of the Internal Revenue Code.

A distribution of common shares in payment of a restricted share unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the shares determined as of the date it is received minus any required purchase price. We are entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences of Deferred Shares

A distribution of common shares in payment of a deferred share award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common shares determined as of the date it is received. We are entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences of Performance Shares and Performance Units

A distribution of common shares in payment of a performance share award or a payment of cash in satisfaction of a performance unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common shares determined as of the date it is received or the amount of the cash payment. We are entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Tax Withholding

Payment of the taxes imposed on awards made under the 2007 Incentive Plan may be made by withholding from payments otherwise due and owing to the holder.

Approval of 2007 Incentive Plan

Assuming a quorum is present at the annual meeting, the affirmative vote of the holders of a majority of the voting power of our common shares and preferred shares present in person or represented by proxy at the annual meeting and entitled to vote on the 2007 Incentive Plan, voting together as a single class, is required to approve the 2007 Incentive Plan.

Awards that were made under the 2007 Incentive Plan prior to its approval by shareholders are contingent upon shareholder approval of the 2007 Incentive Plan. If the 2007 Incentive Plan is approved by the requisite number of shareholders, the existing incentive plans will be terminated.

The Board of Directors unanimously recommends a vote FOR approval of the 2007 Incentive Plan.

ADOPTION OF EXECUTIVE MANAGEMENT INCENTIVE PLAN

(Proposal No. 3)

The Board of Directors is submitting the EMPI Plan to the shareholders for approval to enable us to provide annual incentive compensation under the EMPI Plan to selected senior executive officers in such a manner that incentive compensation paid under the EMPI Plan will be deductible by us for federal income tax purposes.

Section 162(m) of the Internal Revenue Code generally limits the deduction that a publicly-traded corporation may take for compensation that it or any subsidiary pays to its CEO or any of certain other specified executive officers, which we refer to collectively as covered employees, to not more than $1 million per year. Compensation that is contingent on the attainment of performance objectives is excluded from the $1 million deduction limit and is therefore deductible without regard to that limit. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including a description of the employees eligible to receive compensation under the plan, a description of the business criteria on which the plan’s performance objectives are based, and the maximum amount that may be paid to any covered employee under the plan, must be approved by the shareholders of the corporation at least once every five years.

We have not previously sought shareholder approval of any annual incentive compensation plan. Following a review of compensation practices, the Compensation Committee recommended to the Board of Directors that the EMPI Plan be submitted to our shareholders so that incentive compensation paid under the EMPI Plan in the future will qualify as “performance-based” for purposes of Section 162(m).

The EMPI Plan provides for payment of compensation to our covered employees in the form of awards that will, subject to shareholder approval of the EMPI Plan, qualify as “performance-based” compensation under Section 162(m). If the shareholders do not approve the EMPI Plan, no awards will be made under the EMPI Plan. The Compensation Committee will have discretion to make other, separate awards to our covered employees outside of the EMPI Plan and without regard to whether those awards would be deductible for Federal income tax purposes. However, the Compensation Committee may not grant any bonus to a covered employee, under the EMPI Plan or otherwise, that is contingent upon either our failure to achieve performance objectives with respect to any award or the failure of the shareholders to approve the EMPI Plan.

The Compensation Committee contemplates that awards will be made under the EMPI Plan only to our senior executive officers who are covered employees (within the meaning of Section 162(m)) and only in those instances in which a similar incentive payment, made outside of the EMPI Plan, would not be deductible to us for Federal income tax purposes.

The benefits, if any, to be paid under the EMPI Plan for 2007 and later years are not yet determinable. The following table sets forth estimates of the amounts that would have been received by each of our current named executive officers under the EMPI Plan if it had been in effect for the fiscal year ended December 31, 2006:

Pro Forma Plan Amounts for Fiscal Year ended December 31, 2006(1)

Joseph A. Carrabba, Chairman, President and Chief Executive Officer	$752,083
Laurie Brlas, Sr. Vice President, Chief Financial Officer and Treasurer(2)	-0-
David H. Gunning, Former Vice Chairman of the Board(3)	397,625
William R. Calfee, Executive Vice President—Commercial North America Iron Ore	318,175
Donald J. Gallagher, President North American Iron Ore	349,167
All Participants as a Group(4)	$1,817,050

(1)	The positive dollar amounts shown were paid as annual bonuses for 2006 under the MPI Plan, discussed above in the “Compensation Discussion and Analysis” under the heading “Annual Incentive Plan”.
(2)	Ms. Brlas commenced employment on December 11, 2006 as Senior Vice President—Chief Financial Officer and Treasurer.
(3)	Mr. Gunning retired on June 1, 2007.
(4)	No other amounts would have been payable under the EMPI Plan to any other employee for 2006.

If approved by the shareholders, the EMPI Plan will be effective for the fiscal year that began on January 1, 2007 and for each fiscal year thereafter until terminated.

The following summary is a brief description of the material features of the EMPI Plan and is qualified in its entirety by reference to the terms of the EMPI Plan, a copy of which is attached to this proxy statement as Annex C.

Summary of the EMPI Plan

The EMPI Plan is intended to provide a competitive annual incentive compensation opportunity to selected senior executive officers based on achievement against key corporate objectives and thereby align actual pay results with our short-term business performance. The Compensation Committee will administer the EMPI Plan, so long as all members of the Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, with respect to awards intended to qualify as performance based under that section. If one or more members of the Compensation Committee do not so qualify as outside directors, the EMPI Plan will be administered by a subcommittee comprised of those members of the Compensation Committee that do so qualify. The EMPI Plan will remain in effect until terminated by the Board.

For each fiscal year during the term of the Plan (a “Plan Year”), the Compensation Committee will determine the participants in the EMPI Plan and will establish target levels of awards to be paid to participants upon our achievement of certain pre-determined performance objectives. The target levels and performance objectives will be established by not later than the time required for qualification of the awards as performance based compensation for purposes of Section 162(m).

Only our senior executive officers who are covered employees within the meaning of Section 162(m) will be eligible to participate in the EMPI Plan. The maximum annual award to any participant under the EMPI Plan will not exceed $3,000,000.

The method for computing the amount of each award that a participant will be paid will be selected by the Compensation Committee and stated in terms of an objective formula or standard. The Compensation Committee may not increase the amount that will be due with respect to any award in accordance with the formula or standard but will retain the right to exercise negative discretion under the EMPI Plan to reduce any award at any time during the plan year.

Under the EMPI Plan, the performance objectives for each plan year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures: net earnings or net income; operating earnings; pretax earnings; earnings per share; share price, including growth measures and total shareholder return; earnings before interest and/or taxes; earnings before interest, taxes, depreciation and/or amortization; sales or revenues, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue; economic profit or economic value added; cash flow, including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment; productivity ratios; expense or cost control; market share; financial ratios as provided in our credit agreements; working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days); completion of acquisitions of business or companies; completion of divestitures and asset sales; safety performance; and any combination of any of the foregoing business criteria. The Compensation Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items, as the Compensation Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify. The performance objectives need not be the same for each participant nor for each award.

The performance objectives that have been established by the Compensation Committee for awards for the 2007 plan year are based on earnings before taxes and cost control. Under the EMPI Plan, the Compensation Committee may use the same criteria or any one or more of the other criteria described above for awards in future plan years.

Following the end of the each plan year, the Compensation Committee will determine each participant’s award, if any, based on our performance against the relevant performance objectives for that plan year and will certify achievement of those objectives prior to payment of any award. Payment of awards, if any, will be made, following the certification of achievement of those objectives.

Approval of the EMPI Plan

Assuming a quorum is present at the annual meeting, the affirmative vote of the holders of a majority of the voting power of our common shares and preferred shares present in person or represented by proxy at the annual meeting and entitled to vote on the EMPI Plan, voting together as a single class, is required to approve the EMPI Plan.

The Board of Directors unanimously recommends a vote FOR approval of the EMPI Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information regarding the following equity compensation plans of ours as of December 31, 2006: the ICE Plan, the MPI Plan, the Mine Performance Bonus Plan, which we refer to as the Mine Plan, the VNQDC Plan and the Directors’ Plan. Only the ICE plan has been approved by shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	442,636	(1)	$10.07	1,421,070	(2)
Equity compensation plans not approved by security holders	0		N/A	(3)

(1)	Includes 430,836 performance share awards, an award initially denominated in shares, but no shares are actually issued until performance targets are met. The weighted-average exercise price of outstanding options, warrants and rights, column (b), does not take these awards into account.
(2)	Includes 1,334,296 common shares remaining available under the ICE Plan, which authorizes the Compensation Committee to make awards of option rights, restricted shares, deferred shares, performance shares and performance units (including up to 324,662 restricted shares and deferred shares); and 86,774 common shares remaining available under the Directors’ Plan, which authorizes the award of restricted shares, which we refer to as the annual equity grant, to Directors upon their election or re-election to the Board at the annual meeting and provides that the Directors are required to take $15,000 of the annual retainer in common shares unless they meet the Director share ownership guidelines, and may take up to 100 percent of their retainer and other fees in common shares.
(3)	The MPI Plan, the Mine Plan, and the VNQDC Plan provide for the issuance of common shares, but do not provide for a specific amount available under the plans. Descriptions of those plans are set forth below.

MPI Plan

The MPI Plan provides an opportunity for elected officers and other management employees to earn annual cash bonuses. Bonuses may also be paid in common shares. Certain participants in the MPI Plan may elect to defer all or a portion of such bonus into the VNQDC Plan. Such participants in the MPI Plan may elect to have his or her deferred cash bonus credited to an account with deferred common shares, which we refer to as bonus exchange shares, by completing an election form prior to the date the bonus would otherwise be paid. These participants may also elect at this time to have dividends credited with respect to the bonus exchange shares, either credited in additional deferred common shares, deferred in cash or paid out in cash in an in-service compensation distribution. In order to encourage elections to be credited with deferred common shares, such participants in the MPI Plan, who elect to have their cash bonuses credited to an account with bonus exchange shares, will be credited with restricted deferred common shares in the amount of 25 percent of the bonus exchange shares, which we refer to as bonus match shares. These participants must comply with the employment and non-distribution requirements for the bonus exchange shares during a five-year period for the bonus match shares to become vested and nonforfeitable.

If the EMPI Plan is approved, the EMPI Plan will replace the MPI Plan.

Mine Plan

The Mine Plan provides an opportunity for senior mine managers to earn cash bonuses. Bonuses earned under the Mine Plan are determined and paid quarterly to the participants. Certain participants may elect to defer all or part of their quarterly cash bonuses under the VNQDC Plan. Participants in the Mine Plan may further elect to have his or her deferred cash bonus credited to an account with deferred common shares. Each year these participants under the Mine Plan must make their bonus exchange shares election (for the four quarters of that year). Such elections must be made by December 31 of the year prior to the year in which the quarterly bonuses are earned. As with the participants electing bonus exchange shares under the MPI Plan, participants under the Mine Plan electing bonus exchange shares will receive or be credited with restricted bonus match shares in an amount of 25 percent of the bonus exchange shares with the same five-year vesting period.

VNQDC Plan

The VNQDC Plan was originally adopted by the Board of Directors to provide certain key management and highly compensated employees of ours or our selected affiliates with the opportunity to defer receipt of a portion of their regular compensation in order to defer taxation of these amounts. The VNQDC Plan also permits deferral of bonus awards under the MPI Plan, the Mine Plan, and Performance Share Plan (awarded under the ICE Plan). In addition, the VNQDC Plan contains the Management Share Acquisition Program, or MSAP, whose purpose is to provide designated management employees with the opportunity to acquire deferred interests in common shares through deferral of their bonuses. The VNQDC Plan also contains the Officer Share Acquisition Program, or OSAP, which permits elected officers to acquire deferred interests in common shares with compensation previously deferred in cash under the VNQDC Plan. When participants in the MPI Plan, the Mine Plan or the MSAP or OSAP elect to have accounts credited with deferred common shares under the VNQDC Plan, a match by us equal to 25 percent of the value of the deferred common shares will be credited by us to the accounts of participants.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal No. 4)

It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP, as our auditors, for the year ending December 31, 2007. We expect representatives of Deloitte & Touche LLP to be present at the annual meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

Independent Auditors Fees and Services

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2006	2005
Audit Fees(1)	$2,694	$1,931
Audit-Related Fees(2)	140	230
Tax Fees(3)	88	5

Total	$2,922	$2,166

(1)	Audit Fees consist of fees billed, or to be billed for professional services rendered for the audit of our annual consolidated financial statements and audit of internal controls over financial reporting for the years ended December 31, 2006 and 2005, and reviews of the interim financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings.
(2)	Audit-Related Fees consist of fees billed primarily related to agreed-upon procedures. Audit-Related Fees for 2005 also include the Portman acquisition.
(3)	Tax fees consist of fees related to tax compliance services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent auditors under the categories “Audit-Related,” and “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of Cleveland-Cliffs Inc Board of Directors (“Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter in February 2007 and recommended changes that were approved by the Board of Directors on March 13, 2007. A copy of the amended charter, which the Board of Directors has adopted, is available at http://www.cleveland-cliffs.com website and on request at (800)214-0739.

The members of the Audit Committee are Richard K. Riederer (Chairman), Susan M. Cunningham, Barry J. Eldridge, and James D. Ireland III, all of whom are independent of the Company in accordance with the listing standards of the NYSE and meet the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.

Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. Management is also responsible to attest, as of December 31, 2006, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 (“SOX 404”).

The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The independent auditors are also responsible for performing an audit of the company’s system of internal control over financial reporting and to report on the acceptability of management’s assertion for SOX 404 and to provide an independent attestation as of December 31, 2006.

The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.

In this context, the Audit Committee met six times in 2006 and held discussions with management and the independent auditors. The Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s chief internal auditor, management, and with Audit Committee members only. Furthermore, the Audit Committee has regularly reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards, including the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by the Independence Board Standard No. 1 (Independence Discussions with Audit

Committees), as adopted by the PCAOB in Rule 3600T, and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

R. K. Riederer, Chairman

S. M. Cunningham

B. J. Eldridge

J. D. Ireland III

ANNUAL REPORT

Our 2006 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report, please contact our Investor Relations Department at (800) 214-0739 or (216) 694-5459.

GENERAL INFORMATION

The cost of soliciting proxies will be paid by us. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing. Our officers and other employees, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, we have retained Georgeson Shareholder Communications Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report” and “Compensation Committee Report” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

The common shares and preferred shares represented by properly authorized proxies will be voted as specified. It is intended that the common shares and the preferred shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, the adoption of the 2007 Incentive Plan, the adoption of the EMPI Plan and the ratification of Deloitte & Touche LLP as our independent auditors and at the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting.

At the annual meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the annual meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the annual meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld and broker non-votes in respect of the election of Directors will not be counted in determining the outcome of that vote. Abstentions will be counted as cast with respect to a proposal and have the same effect as votes against the adoption of the 2007 Incentive Equity Plan and the adoption of the EMPI Plan. Broker non-votes will not be counted as cast for either of those proposals. Abstentions and broker non-votes will not be counted for or against the proposal to ratify Deloitte and Touch LLP as our independent auditors.

If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the annual meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her common shares and/or preferred shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors’ nominees as is possible.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the annual meeting for action; however, if any such other matters shall properly come before the annual meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

Any proposal by a shareholder intended to be presented at the year 2008 annual meeting of shareholders must be received by us on or before February 15, 2008 (or, if the date of 2008 annual meeting is more than 30 days before or after the date of the 2007 annual meeting, a reasonable time before we begin to print and send our proxy materials) to be included in our proxy materials relating to such meeting.

Discretionary Voting of Proxies

In accordance with Rule 14a-4 under the Securities Exchange Act of 1934, if notice of a proposal by a shareholder intended to be presented at the year 2008 annual meeting of shareholders is received by us after May 1, 2008 (or, if the date of the 2008 annual meeting is more than 30 days before or after the date of the 2007 annual meeting, a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2008 annual meeting of shareholders.

Annex A

INDEPENDENCE STANDARDS FOR DIRECTORS

The following standards will be applied by our Board of Directors in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Cleveland-Cliffs include its consolidated subsidiaries.

1.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Cleveland-Cliffs, either directly or as a partner, shareholder or officer of an organization that has a relationship with Cleveland-Cliffs. We will identify which directors are independent and disclose these affirmative determinations.

2.	No director can be independent if the director is, or has been within the last three years, an employee of Cleveland-Cliffs.

3.	No director can be independent whose immediate family member is or has been an executive officer of Cleveland-Cliffs within the last three years.

4.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 during any twelve-month period in direct compensation from Cleveland-Cliffs, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5.	No director can be independent if:

a.	the director or an immediate family member is a current partner of Cleveland-Cliffs’ internal or external auditor;

b.	the director is a current employee of Cleveland-Cliffs’ internal or external auditor;

c.	the director has an immediate family member who is a current employee of Cleveland-Cliffs’ internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on Cleveland-Cliffs’ audit within that time.

6.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Cleveland-Cliffs’ present executives at the same time serves or served on that company’s compensation committee.

7.	No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, Cleveland-Cliffs for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8.	No director can be independent if Cleveland-Cliffs has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by Cleveland-Cliffs to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

A-1

Annex B

CLEVELAND-CLIFFS INC

2007 INCENTIVE EQUITY PLAN

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ii

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CLEVELAND-CLIFFS INC

2007 INCENTIVE EQUITY PLAN

ARTICLE 1

GENERAL PURPOSE OF PLAN; DEFINITIONS

1.1 Name and Purpose. The name of this Plan is the Cleveland-Cliffs Inc 2007 Incentive Equity Plan. The purpose of the Cleveland-Cliffs Inc 2007 Incentive Equity Plan (the “Plan”) is to attract and retain employees for Cleveland-Cliffs Inc and its Subsidiaries and to provide such persons with incentives and rewards for performance.

1.2 Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this Plan:

(a) The word “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board of Directors in its discretion.

(b) The word “Award” means any grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Shares, Performance Shares, or Performance Units to any Participant.

(c) The words “Board of Directors” mean the Board of Directors of the Company, as constituted from time to time.

(d) The word “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary; (ii) intentional wrongful damage to property of the Company or any Subsidiary; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(e) The word “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(f) The word “Committee” means the entity administering this Plan as provided in Section 2.1 hereof or, if none has been appointed, then the Board of Directors as a whole.

(g) The word “Company” means Cleveland-Cliffs Inc, a corporation organized under the laws of the State of Ohio and any successor corporation or business organization which shall assume the duties and obligations of Cleveland-Cliffs Inc under this Plan.

(h) The words “Date of Grant” mean the date on which the Committee, or the Chief Executive Officer pursuant to the delegated authority of the Committee, approves an Award or a future date that the Committee, or the Chief Executive Officer designates at the time of the Award.

(i) The words “Deferred Shares” mean an Award which may result in the delivery or sale to a Participant at a future date of Shares upon the completion of a specified period of service or the satisfaction of specified performance goals.

(j) The word “Director” means a member of the Board of Directors.

(k) The word “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(l) The words “Early Retirement” mean either (i) a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment of age 55 and 15 years of Continuous Service or (ii) a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment has at least 30 years of Continuous Service. Continuous Service shall be determined pursuant to Part A of the Pension Plan for Employees of Cleveland-Cliffs Inc and Its Associated Employers.

(m) The acronym “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific ERISA Section, such reference shall be deemed to be a reference to any successor ERISA Section or Sections with the same or similar purpose.

(n) The words “Exchange Act” mean the Securities Exchange Act of 1934, as amended, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Exchange Act Section, such reference shall be deemed to be a reference to any successor Exchange Act Section or Sections with the same or similar purpose.

(o) The words “Exercise Price” mean the purchase price of a Share covered by a Stock Option.

(p) The words “Fair Market Value” mean the last closing price of a Share as reported on the New York Stock Exchange, or, if applicable, on another national securities exchange on which the Shares are principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Shares on such date, then on the most recent immediately preceding date on which there were any sales of Shares on such principal trading exchange. If the Shares are not or cease to be traded on the New York Stock Exchange or another national securities exchange, the “Fair Market Value” of Shares shall be determined in the manner prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Shares shall be determined in a manner consistent with Section 409A of the Code and the guidance then existing thereunder.

(q) The words “Incentive Stock Option” and the acronym “ISO” mean a Stock Option that is clearly identified as such and which meets the requirements of Section 422 of the Code, or any successor provision, and therefore qualifies for favorable tax treatment.

(r) The words “Non-Qualified Stock Option” and the acronym “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) does not meet the requirements of Section 422 of the Code.

(s) The words “Normal Retirement” mean retirement from active employment with the Company or an Affiliate on or after the age of 65.

(t) The words “Outside Director” mean a Director who meets the definitions of the terms “outside director” set forth in Section 162(m) of the Code, “independent director” set forth in the New York Stock Exchange, Inc. rules, and “non-employee director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service, the New York Stock Exchange, Inc. and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.

(u) The word “Participant” means each employee who has been selected to participate in this Plan in accordance with Section 4.1 hereof.

(v) The words “Performance Period” mean the period described in Section 10.3 hereof.

(w) The words “Performance Shares” mean an Award which may result in the delivery to a Participant at a future date of Shares or cash, or both, upon the satisfaction of specified performance goals at the end of a specified Performance Period.

(x) The words “Performance Units” mean an Award which may result in the payment of cash to a Participant at a future date or the delivery to a Participant at a future date of Shares, or a combination of cash and Shares, upon the satisfaction of specified performance goals at the end of a specified Performance Period.

(y) The word “Plan” means this Cleveland-Cliffs Inc 2007 Incentive Equity Plan, as amended from time to time.

(z) The acronym “QDRO” means a qualified domestic relations order as defined by the Code.

(aa) The word “Retirement” means Normal Retirement or Early Retirement.

(bb) The words “Restricted Shares” mean an Award of Shares to a Participant at no cost or at a purchase price which may be below Fair Market Value but which are subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.

(cc) The words “Restricted Share Units” mean an Award which may result in the delivery at no cost or sale at a purchase price which may be below Fair Market Value to a Participant at a future date of Shares but which are subject to forfeiture and/or restrictions on sale or transfer.

(dd) The words “Retention Units” mean a type of Restricted Share Unit that is typically paid in cash and which does not have any performance goals.

(ee) The word “Share” or “Shares” means one or more Common Shares, par value, $.25 per share, of the Company.

(ff) The word “Shareholder” means an individual or entity that owns one or more Shares.

(gg) The words “Stock Appreciation Right” and the acronym “SAR” mean an Award which may result in the delivery or sale to a Participant at a future date of cash or Shares, or both, upon the completion of a specified period of service or the satisfaction of specified performance goals.

(hh) The words “Stock Option” mean any right to purchase a specified number of Shares at a specified price which is granted pursuant to Article 5 herein and may be an Incentive Stock Option or a Non-Qualified Stock Option.

(ii) The words “Stock Power” mean a power of attorney executed by a Participant and delivered to the Company which authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Shares from the Participant to the Company or a third party.

(jj) The word “Subsidiary” means any corporation which qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

(kk) The word “Term” means the period that this Plan will remain in effect which will be for six years after adoption of this Plan by the Board of Directors.

(ll) The word “Vested” means that the time has been reached, with respect to Stock Options, when the option to purchase Shares first becomes exercisable; with respect to Stock Appreciation Rights, when the Stock Appreciation Right first becomes exercisable for payment; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture and restrictions on transferability; with respect to Deferred Shares when the Shares are deliverable to the Participant; with respect to Restricted Share Units and Performance Shares, when the Shares or Units are no longer subject to forfeiture and are convertible to Shares; and with respect to Performance Units, when the Units are no longer subject to forfeiture and are convertible to Shares or cash. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2

ADMINISTRATION

2.1 Authority and Duties of the Committee.

(a) The Plan shall be administered by a Committee of not less than three Directors who are appointed by the Board of Directors and serve at its pleasure. Unless otherwise determined by the Board of Directors, the Compensation and Organization Committee shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b) The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers, mine managers and other key employees of the Company or its Affiliates.

(c) In particular, the Committee has the authority, subject to any limitations specifically set forth in this Plan, to:

(i) select the officers, mine managers and other key employees to whom Awards are granted;

(ii) determine the types of Awards granted and the timing of such Awards;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) determine whether an Award is, or is intended to be, “performance-based compensation” within the meaning of Section 162(m) of the Code;

(v) determine the other terms and conditions, not inconsistent with the terms of this Plan and any operative employment or other agreement, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Stock Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Stock Option or Stock Appreciation Rights or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(vi) determine and certify whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;

(vii) subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan and any operative employment or other agreement provided that any such modification or waiver shall not have the effect of increasing the payment to the Participant under an Award which is intended to be a performance-based Award under Section 162(m);

(viii) determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to any Award are deferred either automatically or at the election of the Participant;

(ix) adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(x) promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the Plan;

(xi) construe, interpret and implement the terms and provisions of this Plan, any Award and any related agreements;

(xii) correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements; and

(xiii) otherwise supervise the administration of this Plan.

(d) All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and Participants, but may be made by their terms subject to ratification or approval by the Board of Directors, another committee of the Board of Directors or the Shareholders. No member of the Committee shall be liable to any person for any action taken or determination made in good faith.

2.2 Delegation of Authority. The Committee may delegate its powers and duties under this Plan to the Chief Executive Officer of the Company, subject to applicable law and such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its powers and duties under this Plan with regard to Awards to the Company’s executive officers or any Participant who is a “covered employee” as defined in Section 162(m) of the Code. The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee’s duties under this Plan. In addition, the Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers.

ARTICLE 3

SHARES SUBJECT TO PLAN

3.1 Total Shares Limitation. Subject to the provisions of this Article 3, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is             , which may be newly-issued Shares or Shares that have been reacquired in the open market or in private transactions.

3.2 Other Limitations.

(a) ISO Limitations. The maximum number of Shares available with respect to all Stock Options granted under this Plan that may be Incentive Stock Options is              Shares.

(b) Reduction of Limitation. For purposes of Section 3.1, each Share issued or transferred pursuant to an Award other than a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by              Shares. Each Share issued or transferred pursuant to a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by one Share. If Stock Options and Stock Appreciation Rights are issued in tandem so that only one can be exercised, the number of Shares available for issuance under the Plan shall be reduced by one Share for each tandem pair of Stock Options and Stock Appreciation Rights.

(c) Participant Overall Annual Limitation. The aggregate number of Shares underlying Awards granted under this Plan to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed the number of Shares having a Fair Market Value on the Date of Grant equal to $            . The foregoing annual limitation is intended to include the grant of all Awards, including but not limited to, Awards representing “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(d) Application of Limitations. The foregoing limitations shall be applied based upon the assumption that the maximum number of Shares shall be earned under any performance based Award.

3.3 Awards Not Earned or Exercised. In the event any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan.

Any Shares subject to any Award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant’s withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares will reduce the number of Shares available for grant under the limitations in Sections 3.1 and 3.2 as if the full Award had been issued in Shares.

3.4 Dilution and Other Adjustments. In the event that there is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or other similar corporate transaction or event which affects the number of Shares of the Company outstanding, the (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the limitations set forth in Sections 3.1 and 3.2 above and (iv) the purchase price, Exercise Price or any performance objective with respect to any Award shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates shall always be a whole number.

In addition, if the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it deems equitable, make the adjustments described in the preceding paragraph; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number.

Notwithstanding the foregoing, the adjustments described in this Section 3.4 shall be made in compliance with: (i) Sections 422 and 424 of the Code with respect to ISOs; (ii) Section 162(m) of the Code with respect to Performance Share Awards unless specifically determined otherwise by the Committee; and (iii) Section 409A of the Code, to the extent the Committee determines it is necessary to avoid its application or avoid adverse tax consequences thereunder.

ARTICLE 4

PARTICIPANTS

4.1 Eligibility. Officers, mine managers and other key employees of the Company or any of its Affiliates may be eligible to participate in this Plan. The Participants shall be selected from time to time by the Committee in its sole discretion, or, with respect to employees other than executive officers or Participants who are “covered employees” as defined in Section 162(m) of the Code, by the Chief Executive Officer in his sole discretion with proper delegation from the Committee.

ARTICLE 5

STOCK OPTION AWARDS

5.1 Stock Option Awards. Each Stock Option granted under this Plan (or delegation of authority to the Chief Executive Officer to grant Stock Options) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant.

5.2 Terms and Conditions of Stock Option Awards. Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise, not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant either by lowering the Exercise Price or by canceling the outstanding Stock Option and granting a replacement option with a lower Exercise Price.

(b) Stock Option Term. Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(c) Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding or payment of cash pursuant to Section 16.3 hereof. Subject to the approval of the Committee, the Exercise Price may be paid:

(i) in cash in any manner satisfactory to the Committee;

(ii) by tendering (by either actual delivery of Shares or by attestation) previously-owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;

(iii) by a combination of cash and Shares;

(iv) to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. Federal and state income taxes, payroll taxes and foreign taxes, if applicable; or

(v) by another method permitted by law which assures full and immediate payment of the Exercise Price.

The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.

If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then the Shares received upon the exercise will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.

(d) Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of the Option without any restrictions other than those described in Section 15.2 hereof. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

(e) Form. Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are also subject to the terms and conditions stated in Article 6 hereof.

(f) Special Limitations on Stock Option Awards. Unless an Award agreement approved by the Committee provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Option Awards shall be construed and administered accordingly.

(g) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Stock Options that Vest only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

5.3 Termination of Awards Prior to Expiration. Unless otherwise provided in an employment or other agreement entered into between the optionee and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the time of grant, and subject to Article 6 hereof with respect to ISOs, the following early termination provisions apply to all Stock Options:

(a) Termination by Death. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her death, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised (by the optionee’s designated beneficiary or, if there is no designated beneficiary, by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution) for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such death, or until the expiration of the original term of the Stock Option, whichever period is the shorter.

(b) Termination by Reason of Disability. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her Disability, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such termination of employment, or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such one-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the optionee’s designated beneficiary, or if no beneficiary is designated by the optionee, then by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the one-year period (or other period as applicable) or for a period of 12 months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date.

(c) Termination by Reason of Retirement. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her Retirement, the Stock Options held by such optionee which were Vested immediately prior to his Retirement may be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such Retirement, or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such one-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the optionee’s designated beneficiary, or if no beneficiary is designated by the optionee, then by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the one-year period (or such other period as applicable) or for a period of 12 months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date. Stock Options which were not Vested on the optionee’s date of Retirement will be forfeited as of such date.

(d) Termination for Cause. If an optionee’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Stock Options (or portions thereof) which have not been exercised, whether Vested or not, are automatically forfeited immediately upon termination.

(e) Other Termination. If an optionee’s employment with the Company or its Affiliates terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or for Cause, any Vested portions of Stock Options held by such optionee at the time of termination may be exercised by the optionee for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the date of such termination or until the expiration of the original term of the Stock Option, whichever period is the shorter. No portion of any Stock Option which is not Vested at the time of such termination will thereafter become Vested.

ARTICLE 6

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.1 Eligibility. Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company or a Subsidiary.

6.2 Special ISO Rules.

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant (110% of the Fair Market Value of the Shares if Section 6.2(c) applies. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than 100% or 110% Fair Market Value as of the Date of Grant, as the case may be. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% or 110% of the Fair Market Value of the Shares as of the Date of Grant, whichever is applicable.

(b) Term. No ISO may be exercisable on or after the tenth anniversary of the Date of Grant, and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan. (See Section 17.1 hereof.)

(c) Ten Percent Shareholder. No optionee may receive an ISO under this Plan if such optionee, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company or any Subsidiary, unless (i) the

Exercise Price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.

(d) Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under this Plan or any other plan adopted by the Company or its Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(e) Non-Transferability. Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except by upon death to the Participant’s designated beneficiary, or if no beneficiary is designated by the Participant, then by will or by the laws of descent and distribution, nor may such ISO (or related Stock Appreciation Right) be exercisable during an optionee’s lifetime other than by him (or his or her guardian or legal representative to the extent permitted by applicable law).

(f) Termination of Employment. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or disability (as defined in Section 22(e)(3) of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment with the Company or a Subsidiary.

(g) Fair Market Value. For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.

6.3 Subject to Code Amendments. The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any ISO which fails to comply with Section 422 of the Code is automatically treated as a NQSO appropriately granted under this Plan provided it otherwise meets the Plan’s requirements for NQSOs.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 SAR Award and Agreement. Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan (or delegation of authority to the Chief Executive Officer to grant SARs) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant.

7.2 SARs Granted in Conjunction with an Option. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under this Plan, either at the same time or after the grant of the Stock Option, and will be subject to the following terms and conditions:

(a) Term. Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.

(b) Exercisability. A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 5 hereof or otherwise as the Committee may determine at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options which have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 hereof on the number of Shares to be issued under this Plan. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding or payment of cash requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive up to, but not more than, an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of one Share over the Exercise Price per Share specified in the related Stock Option, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Exercise Price per Share of the related Stock Option does not exceed the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3 Independent SARs. Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:

(a) Term. Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b) Exercisability. A Stock Appreciation Right is exercisable, in whole or in part, at such time or times as determined by the Committee at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding or payment of cash requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Fair Market Value of a Share on the Date of Grant multiplied by the number of Stock Appreciation Rights being exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Fair Market Value of a Share on the Date of Grant, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

(d) Early Termination Prior to Expiration. Unless otherwise provided in an employment or other agreement entered into between the holder of the Stock Appreciation Right and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the Date of Grant, the early termination provisions set forth in Section 5.3 as applied to Non-Qualified Stock Options will apply to independent Stock Appreciation Rights.

(e) Grant Date Fair Market Value. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding SAR may reduce the Grant Date Fair Market Value either by lowering the stated Grant Date Fair Market Value or by canceling the outstanding SAR and granting a replacement SAR with a lower Grant Date Fair Market Value.

7.4 Other Terms and Conditions of SAR Grants; Performance-Based Restrictions. Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan and any operative employment or other agreement, as are determined from time to time by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant SAR Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

7.5 Special Limitations on SAR Awards. Unless an Award agreement approved by the Committee provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8

RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS

8.1 Restricted Share Awards and Agreements. Restricted Share Awards consist of Shares which are issued by the Company to a Participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and/or restrictions on their sale or other transfer by the Participant. Each Restricted Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Restricted Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

8.2 Terms and Conditions of Restricted Share Awards. Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the Date of Grant.

(b) Restrictions. All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such Shares, or otherwise, but subject to the Change in Control provisions in Article 12);

(ii) a requirement that the Participant forfeit such Restricted Shares in the event of termination of the Participant’s employment with the Company or its Affiliates to the extent not otherwise Vested under this Section 8.2;

(iii) a prohibition against employment or retention of the Participant by any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws; and

(v) such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(d) Delivery of Shares. Restricted Shares will be registered in the name of the Participant and deposited, together with a Stock Power, with the Company. Each certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Cleveland-Cliffs Inc 2007 Incentive Equity Plan, and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, such Shares will be delivered free of all restrictions (except for any pursuant to Section 15.2 hereof) to the Participant and with the foregoing legend removed.

(e) Vesting of Shares. Unless otherwise provided in the Restricted Share Agreement approved by the Committee, the Restricted Shares shall Vest 100% in the event of the death or Disability of the Participant holding the Restricted Shares and shall Vest pro-rata upon the Retirement of the Participant or the termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Restricted Shares until his Retirement or termination of employment by the Company not for Cause compared to the total period the Shares would be subject to Restrictions. Upon any such event, the Restrictions on the Shares so Vested will immediately lapse unless there are performance conditions on the Shares which cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Restricted Shares which do not Vest on Retirement of the Participant or termination of the Participant’s employment by the Company not for Cause will be immediately forfeited pursuant to paragraph (f) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Restricted Shares which had not previously Vested will be immediately forfeited pursuant to paragraph (f) below.

(f) Forfeiture of Shares. If a Participant who holds Restricted Shares fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Shares prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the Participant or such other amount which may be specifically set forth in the Award agreement. A Participant shall execute and deliver to the Company one or more Stock Powers with respect to Restricted Shares granted to such Participant.

(g) Voting and Other Rights. Except to the extent prohibited by Section 162(m) of the Code and the terms of the applicable Restricted Share Agreement, during any period in which Restricted

Shares are subject to forfeiture and restrictions on transfer, the Participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive any dividends paid with respect to such Shares.

(h) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Restricted Shares (or portions thereof) which have not been delivered to the Participant without restrictions, whether Vested or not, are automatically forfeited immediately upon termination of employment.

8.3 Restricted Share Unit Awards and Agreements. Restricted Share Unit Awards consist of Shares that will be issued to a Participant at a future time or times at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and the Participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Article 3 hereof) are to be determined by the Committee in its sole discretion. By accepting a Restricted Share Unit Award, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

8.4 Terms and Conditions of Restricted Share Unit Awards. Restricted Share Unit Awards, including Retention Units, are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Shares are to be issued to a Participant after Vesting of Restricted Share Units, which may vary from time to time and among Participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b) Restrictions. All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii) a requirement that the Participant forfeit such Restricted Share Unit in the event of termination of the Participant’s employment with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws.

(v) the restrictions described in Section 15.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. Except in the case of Retention Units, the Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(d) Voting and Other Rights. A Participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such Units. Such Participant shall have no rights of a Shareholder with respect to such Units.

(e) Vesting of Units. Unless otherwise provided in the Restricted Share Unit Agreement or Retention Unit Agreement approved by the Committee, the Restricted Shares or Retention Units shall Vest 100% in the event of the death or Disability of the Participant holding the Units and shall Vest pro-rata upon the Retirement of such Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Units until his Retirement or termination of his employment by the Company not for Cause compared to the total period the Units would be subject to restrictions. Upon any such event, the restrictions on 50 percent of the Units so Vested will immediately lapse unless there are performance conditions on the Units which cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Units which do not Vest on Retirement or termination of the Participant’s employment by the Company not for Cause will be immediately forfeited pursuant to paragraph (g) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Restricted Share Units and Retention Units which had not previously Vested will be immediately forfeited pursuant to paragraph (g) below.

(f) Lapse of Restrictions. If a Participant who holds Restricted Share Units or Retention Units satisfies the restrictions and other conditions relating to the Units prior to the lapse or waiver of such restrictions and conditions, the Units shall be converted to cash, or replaced with, Shares which are free of all restrictions except for any restrictions required pursuant to Section 15.2 hereof. Notwithstanding the foregoing, the Committee may, in lieu of the conversion and distribution of the Units, establish procedures to permit deferral of Units of one or more Participants who are highly compensated employees or members of a select group of management in accordance with the terms of a deferred compensation plan sponsored by the Company.

(g) Forfeiture of Restricted Share Units. If a Participant who holds Restricted Share Units or Retention Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Units.

(h) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Restricted Share Units and Retention Units (or portions thereof) which have not been paid in cash or distributed in the form of Shares, whether Vested or not, are automatically forfeited immediately upon termination of employment.

ARTICLE 9

DEFERRED SHARE AWARDS

9.1 Deferred Share Awards and Agreements. A Deferred Share Award is the right to receive Shares at the end of a specified deferral period as determined by the Committee. Each Deferred Share

Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Deferred Share Awards) will be evidenced by minutes of a meeting, or by unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of the Deferred Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Deferred Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

9.2 Terms and Conditions of Deferred Share Awards. Deferred Shares granted under this Plan are subject to the following terms and conditions, and which need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Deferred Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the fair market value of such Shares at the Date of Grant.

(b) Restrictions. All Deferred Shares awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Deferred Shares;

(ii) a requirement that the Participant forfeit such Deferred Shares in the event of termination of the Participant’s employment with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;

(v) the restrictions described in Section 15.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Deferral Period. Each Award of Deferred Shares shall provide that the Deferred Shares covered thereby shall not be delivered to the Participant until the end of the Deferral Period fixed by the Committee on the Date of Grant (“Deferral Period”).

(d) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Deferred Share Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(e) Vesting of Deferred Shares. Unless otherwise provided in the Deferred Share Agreement approved by the Committee, the Deferred Shares shall Vest 100% in the event of the death or Disability of the Participant holding the Deferred Shares Award and shall Vest pro-rata upon the Retirement of the Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Deferred Share Award until his or her Retirement or termination by the Company not for Cause compared to the total Deferral Period. Upon death, Disability or Retirement, the Deferred Shares so Vested will immediately be distributed to the Participant unless there are performance conditions on the Deferred Share Award which cannot be measured until the end of the Deferral Period. If there are such performance conditions, the Shares shall not be delivered until the end of the Deferral Period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Deferred Shares which do not Vest on Retirement or termination by the Company not for Cause will be immediately forfeited pursuant to paragraph (f) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Deferred Shares which had not previously Vested will be immediately forfeited pursuant to paragraph (f) below.

(f) Forfeiture of Deferred Shares. If a Participant who holds Deferred Shares or Retention Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Units.

(g) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Deferred Shares (or portions thereof) which have not been distributed to the Participant, whether Vested or not, are automatically forfeited immediately upon termination of employment.

9.3 Special Limitations on Deferred Share Awards. Unless an Award agreement approved by the Committee provides otherwise or unless the Participant elects to defer an Award under the Cleveland-Cliffs Inc Voluntary Non-Qualified Deferred Compensation Plan, Deferred Shares awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Deferred Share Awards shall be construed and administered accordingly.

ARTICLE 10

PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS

10.1 Performance Share Awards and Agreements. A Performance Share Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Performance Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Performance Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

10.2 Performance Unit Awards and Agreements. A Performance Unit Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Performance Unit Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Performance Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant.

The timing of Performance Unit Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Chief Executive Officer if such officer has been delegated the right to make Performance Unit Awards to certain Participants). By accepting a grant of a Performance Unit, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

10.3 Performance Objectives. At the time of grant of a Performance Share and/or Performance Unit Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of Shares/Units that will be distributed to the Participant. The Committee also will specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. The performance objectives and periods need not be the same for each Participant nor for each Award. The Committee may use performance objectives based on any one or more of the following measures, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:

(a)	net earnings or net income;

(b)	operating earnings;

(c)	pretax earnings;

(d)	earnings per Share;

(e)	Share price, including growth measures and total Shareholder return;

(f)	earnings before interest and/or taxes;

(g)	earnings before interest, taxes, depreciation and/or amortization;

(h)	sales or revenues, whether in general, by type of product or service, or by type of customer;

(i)	gross or operating margins;

(j)	return measures, including pre-tax or after-tax, before or after depreciation and amortization: return on assets, capital, investment, equity, sales or revenue;

(k)	economic profit or economic value added;

(l)	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(m)	productivity ratios;

(n)	expense or cost control;

(o)	market share;

(p)	financial ratios as provided in credit agreements of the Company and its Subsidiaries;

(q)	working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

(r)	completion of acquisitions of business or companies;

(s)	completion of divestitures and asset sales;

(t)	safety performance; and

(u)	any combination of any of the foregoing business criteria.

The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

10.4 Adjustment of Performance Objectives. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share and/or Performance Unit Awards if it determines that, due to an event as described below, an adjustment would be consistent with the objectives of this Plan taking into account the interests of the Participants. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or shares. Any such adjustments shall comply with the requirements of Section 162(m) of the Code to the extent applicable.

10.5 Other Terms and Conditions of Performance Share and Performance Unit Awards. Performance Share and Performance Unit Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement as the Committee deems desirable:

(a) Delivery of Award. As soon as practicable after the applicable Performance Period has ended, the Participant will receive a distribution of the amount in cash or the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the Participant and will be free of all restrictions except for any restrictions pursuant to Section 15.2 hereof.

(b) Vesting of Performance Shares and Performance Units. Unless otherwise provided in the Performance Share or Performance Unit Agreement approved by the Committee, the Performance Shares and Performance Units shall Vest 100% in the event of the death or Disability of the Participant holding the Award and shall Vest pro-rata upon the Retirement of such Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Award until his Retirement or termination by the Company not for Cause compared to the total Performance Period. However, no payments will be made with respect to the Award until after the end of the Performance Period and it is determined whether all or a part of the performance conditions have been satisfied. Any Performance Shares or Performance Units which do not Vest on Retirement or termination by the Company not for Cause will be immediately forfeited pursuant to paragraph (e) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Performance Shares and Performance Units which had not previously Vested will be immediately forfeited pursuant to paragraph (e) below.

(c) Voting and Other Rights. Awards of Performance Shares and/or Performance Units do not provide the Participant with voting rights or rights to dividends prior to the Participant becoming the holder of record of Shares issued pursuant to an Award. Prior to the issuance of Shares, Performance Share and Performance Unit Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

(d) Performance-Based Compensation. The Committee may designate Performance Share and/or Performance Unit Awards as being “remuneration payable solely on account of the attainment of one or more performance goals” as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162 of the Code to the extent applicable, unless the Committee indicates a contrary intention.

(e) Forfeiture of Performance Shares and Performance Units. If a Participant who holds Performance Shares and/or Performance Units fails to satisfy the performance goals, Vesting requirements and other conditions related to the Award, the Participant shall forfeit the Performance Shares and/or Performance Units.

10.6 Special Limitations on Performance Share and Performance Unit Awards. Unless an Award agreement approved by the Committee provides otherwise or unless the Participant elects to defer an Award under the Cleveland-Cliffs Inc Voluntary Non-Qualified Deferred Compensation Plan, Performance Shares and Performance Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Performance Share and Performance Unit Awards shall be construed and administered accordingly.

ARTICLE 11

TRANSFERS AND LEAVES OF ABSENCE

11.1 Transfer of Participant. For purposes of this Plan, except as provided in Section 6.2(f) with respect to Incentive Stock Options, the transfer of a Participant among the Company and its Affiliates is deemed not to be a termination of employment.

11.2 Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a) a leave of absence, approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b) a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c) any other absence determined by the Committee in its discretion not to constitute a break in service.

ARTICLE 12

EFFECT OF CHANGE IN CONTROL

12.1 Change in Control Defined. The words “Change in Control” mean the occurrence during the Term of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 12.1. This Section 12.1 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(c) A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group. acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of this Section 12.1, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

12.2 Acceleration of Awards. Except as otherwise provided in this Plan or an Award agreement, immediately upon the occurrence of a Change in Control all outstanding Awards of any type under this Plan shall automatically become fully Vested.

ARTICLE 13

TRANSFERABILITY OF AWARDS

13.1 Awards Are Non-Transferable. Except as provided in Sections 13.2 and 13.3, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

13.2 Inter-Vivos Exercise of Awards. During a Participant’s lifetime, Awards are exercisable only by the Participant or, as permitted by applicable law and notwithstanding Section 13.1 to the contrary, the Participant’s guardian or other legal representative.

13.3 Limited Transferability of Certain Awards. The Committee, in its discretion, may allow at or after the time of grant the transferability of Awards which are Vested, provided that the permitted transfer (i) is made pursuant to a QDRO or other applicable domestic relations order to the extent permitted by law; (ii) if the Award is an Incentive Stock Option, is consistent with Section 422 of the Code; (iii) is made to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or is otherwise determined by the Committee to be in the interests of the Company; or (iv) is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the Participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 14

AMENDMENT AND DISCONTINUATION

14.1 Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:

(a) which would materially and adversely affect the rights of a Participant under any Award granted prior to the date such action is adopted by the Board of Directors without the Participant’s written consent thereto; and

(b) without Shareholder approval, if Shareholder approval is required under applicable laws, regulations or securities exchange requirements.

14.2 Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options with an Exercise Price less than 100% of the Fair Market Value of the Shares on the Date of Grant), would materially and adversely affect the rights of any holder without his or her written consent, or would, in the case of performance-based Awards, violate the terms and provisions of Section 162(m) of the Code or the regulations issued under such Section 162(m).

14.3 Effect of Non-Approval of this Plan. This Plan shall cease to be operative if it is not approved by a majority of the outstanding Shares present (in person, telephonically, electronically, by proxy or its equivalent or as otherwise permitted by the Company’s governing documents) and entitled to vote on the approval of this Plan at a meeting of Shareholders of the Company. In the event of such a cessation, any Awards under the Plan shall be revoked and this Plan shall be deemed null and void ab initio. In the event of such a cessation, the Company, the Board of Directors and the Committee shall not be liable for any such Awards under this Plan.

14.4 Term. Unless sooner discontinued by the Board of Directors under Section 14.1 hereof, this Plan shall terminate on March 13, 2013, the 6th anniversary of its adoption.

14.5 Effect of Termination. Upon termination or discontinuance of this Plan, all Awards previously granted under this Plan shall continue in full force and effect in accordance with the terms of the Award and the terms of this Plan as in effect when the Award was made.

ARTICLE 15

SHARE CERTIFICATES

15.1 Delivery of Share Certificates. The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a) payment in full of any required tax withholding or payment of cash (as provided in Section 16.3 hereof);

(b) completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Committee in its discretion deems necessary or advisable;

(c) admission of such Shares to listing on the New York Stock Exchange or any stock exchange on which the Shares are listed;

(d) in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;

(e) obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee in its discretion determines to be necessary or advisable; and

(f) the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

15.2 Applicable Restrictions on Shares. Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of the New York Stock Exchange or any stock exchange upon which the Shares are then listed, and any other applicable Federal or state law and will include any restrictive legends the Committee may deem appropriate to include.

In addition, the Committee may restrict 50% of the Shares issued with respect to Awards so that they cannot be sold by the Participant unless immediately after such sale, the Participant is in compliance with any share ownership guidelines established by the Company that are applicable to the Participant at the time of sale.

15.3 Book Entry. In lieu of the issuance of share certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Implied Rights to Awards or Employment. No potential Participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of Participants under this Plan. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award agreement.

16.2 Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

16.3 Withholding. Each Participant must, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for income tax purposes, pay, in cash, to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law or other amounts to be withheld with respect to the Award. The obligations of the Company under this Plan are conditioned on such payment, and the Company, to the extent permitted by law, has the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to a Participant, with or without such Participant’s consent.

16.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders of the Company.

16.5 Rule 16b-3 Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time. All transactions involving any Participant subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such Participants.

16.6 Code Section 162(m) Compliance. The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to “performance-based compensation.” Unless the Committee shall otherwise determine, all transactions involving any Participant the deductibility of whose compensation is subject to Section 162(m) of the Code shall be subject to such requirements, regardless of whether such requirements are expressly set forth in this Plan. Unless the Committee shall otherwise determine, any provision of this Plan that is contrary to such requirements does not apply to such Participants.

16.7 Successors. All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

16.8 Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

16.9 Governing Law. To the extent not preempted by Federal law, this Plan and all Award agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio. This Plan is not intended to be governed by ERISA and shall be so construed and administered.

ARTICLE 17

EFFECTIVE DATE

17.1 Effective Date. Subject to the approval of the Shareholders of the Company at the Annual Meeting of Shareholders held in 2007, the effective date of this Cleveland-Cliffs Inc 2007 Incentive Equity Plan is the date of its adoption by the Board of Directors on March 13, 2007. To the extent that Awards are made under this Plan prior to its approval by Shareholders, they shall be contingent upon Shareholder approval of this Plan.

Annex C

CLEVELAND-CLIFFS INC

EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2007

1. Purpose. The Plan is intended to provide a competitive annual incentive compensation opportunity to selected senior executive officers based on achievement against key corporate objectives and thereby align actual pay results with the short-term business performance of the Company.

2. Definitions. For purposes of the Plan, the following terms have the meanings indicated:

(a) “Award” means an award made by the Committee under the Plan.

(b) “Board” means the Board of Directors of Cleveland-Cliffs Inc.

(c) “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; (ii) intentional wrongful damage to property of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an outside director within the meaning of Section 162(m)(4)(C) of the Code. If and when any member of the Compensation Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, will mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify.

(f) “Company” means Cleveland-Cliffs Inc, its divisions and subsidiaries.

(g) “Participant” means a senior executive officer of the Company who is selected by the Committee to participate in the Plan.

(h) “Plan” means this Executive Management Performance Incentive Plan, as amended from time to time.

(i) “Plan Year” means the Company’s fiscal year.

3. Administration. The Plan will be administered by the Committee. Subject to the rule of administration, interpretation, and construction set forth in Section 11 below, the Committee will have the authority to construe and interpret the Plan and any Awards made under the Plan; to establish, apply, amend, and waive rules and regulations for the administration of the Plan; and to make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.

4. Participants. The Committee will select the individual Participants for participation in the Plan for each Plan Year from among the senior executive officers of the Company. This selection will be made by not later than 90 days after the beginning of the Plan Year (or by not later than such other date as may be the applicable deadline for a particular Award to a particular Participant for a Plan Year to qualify as “performance based” under Section 162(m)(4)(C) of the Code).

5. Awards. By not later than 90 days after the beginning of the Plan Year (or by not later than such other date as may be the applicable deadline for qualification of a particular Award as “performance based” under Section 162(m)(4)(C) of the Code), the Committee will establish in writing the method for computing the amount of compensation that will be payable under the Plan as an Award to each Participant for that Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part. The method established will be stated in terms of an objective formula or standard that precludes discretion to increase the amount of any Award that would otherwise be due upon attainment of the objectives. The Committee will be able to exercise negative discretion (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A)) with respect to any Award for a Plan Year.

6. Performance Objectives. The performance objectives for each Plan Year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures: net earnings or net income; operating earnings; pretax earnings; earnings per share; share price, including growth measures and total shareholder return; earnings before interest and/or taxes; earnings before interest, taxes, depreciation and/or amortization; sales or revenues, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue; economic profit or economic value added; cash flow, including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment; productivity ratios; expense or cost control; market share; financial ratios as provided in credit agreements of the Company; working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days); completion of acquisitions of business or companies; completion of divestitures and asset sales; safety performance; and any combination of any of the foregoing business criteria. The Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. The performance objectives need not be the same for each Participant nor for each Award.

7. Maximum Award. The maximum amount of the Award that may be paid under the Plan to any Participant for any Plan Year is [$3,000,000].

8. Certification and Payment of Awards. Following the end of each Plan Year, the Committee will certify in writing that the performance objectives and any other material terms applicable to each Award were in fact satisfied, in accordance with applicable Treasury regulations under Section 162(m)

of the Code. No Award will be paid unless and until the Committee so certifies. Awards will be paid following certification by the Committee on such date as the Committee may specify. Awards will be paid in cash, subject to applicable withholding.

9. Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 9, payment of Awards with respect to any Plan Year will be contingent on continued employment by the Company through the date on which the Awards are paid following certification by the Committee. If a Participant dies, becomes disabled (as “disability” is defined in the Cleveland-Cliffs Inc 2007 Incentive Equity Plan), retires, or is terminated by the Company without Cause after the start of a Plan Year, the Participant or his estate will be entitled to a pro rata Award equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company through the end of the Plan Year (as determined by the Committee) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death or disability and the denominator of which is 365, which pro rata Award will be paid at the same time as a full year Award would have otherwise been paid.

10. No Assignment of Awards; No Employment Agreement. Until an Award is confirmed by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. Participants will not have any claim against the assets of the Company and the obligation of the Company to pay any amount with respect to any confirmed Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the selection of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company, will remain “employment at will.”

11. Interpretation. Awards made under the Plan are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code. If any provision of the Plan would prevent an Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention and any provision of the Plan that cannot be so administered, interpreted, and construed will, to that extent, be disregarded.

12. Amendment and Termination. The Board may amend or terminate the Plan at any time. The Plan will remain in effect until terminated by the Board.

13. Applicable Law. The terms of the Plan will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.

14. Shareholder Approval. Payment of awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with applicable Treasury regulations under Section 162(m) of the Code. Unless and until shareholder approval is obtained, no awards will be paid under the Plan.

IN WITNESS WHEREOF, Cleveland-Cliffs Inc has executed this Executive Management Performance Incentive Plan at Cleveland, Ohio, as of the 5th day of April, 2007.

CLEVELAND-CLIFFS INC

By:	/S/ JOSEPH A. CARRABBA
Joseph A. Carrabba, President and CEO

Notice of

Annual Meeting

of Shareholders

to be held on

July 27, 2007

and

Proxy Statement

Cleveland-Cliffs Inc 1100 Superior Avenue East Suite 1500 Cleveland, Ohio 44114-2544 216.694.5700 PH 216.694.4800 FAX

000004
MR A SAMPLE
DESIGNATION (IF ANY)
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on July 27, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - R.C. Cambre	☐	☐	02 - J.A. Carrabba	☐	☐	03 - S.M. Cunningham	☐	☐

04 - B.J. Eldridge	☐	☐	05 - S.M. Green	☐	☐	06 - J.D. Ireland III	☐	☐

07 - F.R. McAllister	☐	☐	08 - R. Phillips	☐	☐	09 - R.K. Riederer	☐	☐

10 - A. Schwartz	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Adoption of the 2007 Incentive Equity Plan.	☐	☐	☐	3. Adoption of a new Executive Management Performance Incentive Plan.	☐	☐	☐

4. Ratification of the appointment of Deloitte & Touche LLP as independent auditors.	☐	☐	☐	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	C 1234567890 J N T

+
1 U P X 0 1 4 1 8 9 1

<STOCK#> 00R1DC

Dear Shareholder,

We encourage you to take advantage of convenient ways to vote your common shares and/or preferred stock. You may appoint your proxies to vote your common shares and/or preferred stock electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 12:00 a.m., Eastern Time, on July 27, 2007.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Cleveland-Cliffs Inc

COMMON SHARES AND/OR 3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

1100 Superior Avenue, Cleveland, Ohio 44114-2544

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints L. Brlas, W.R. Calfee, D.J. Gallagher, and R.J. Leroux as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc common shares and/or 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, without par value, held of record by the undersigned on June 7, 2007, at the annual meeting of shareholders to be held on July 27, 2007, or at any adjournments or postponements thereof, as follows.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our internet or toll-free telephone voting system.

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees, the adoption of the 2007 Incentive Equity Plan, the adoption of a new Executive Management Performance Incentive Plan and the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.